Exhibit 2.1

STOCK PURCHASE AGREEMENT

by and among

Computer Task Group, Incorporated,

Eleviant Technologies, Inc.

and

the Stockholders of Eleviant Technologies, Inc.

______________

September 29, 2022

Page

ARTICLE 1 DEFINITIONS AND CONSTRUCTION 1

Section 1.1 Definitions 1

Section 1.2 Additional Defined Terms 5

Section 1.3 Construction 6

ARTICLE 2 THE TRANSACTION 6

Section 2.1 Purchase and Sale of Shares 6

Section 2.2 Purchase Price 6

Section 2.3 Post-Closing Adjustment 7

Section 2.4 Closing 8

Section 2.5 Closing Deliveries 8

ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF THE SELLERS 9

Section 3.1 Organization and Good Standing 9

Section 3.2 Authority and Enforceability 9

Section 3.3 No Conflict 10

Section 3.4 Capitalization and Ownership 10

Section 3.5 Financial Statements 11

Section 3.6 Books and Records 11

Section 3.7 Accounts Receivable; Bank Accounts 12

Section 3.8 Inventories 12

Section 3.9 No Undisclosed Liabilities 12

Section 3.10 Absence of Certain Changes and Events 12

Section 3.11 Assets 13

Section 3.12 Leased Real Property. 13

Section 3.13 Intellectual Property. 13

Section 3.14 Contracts. 14

Section 3.15 Tax Matters. 15

Section 3.16 Employee Benefit Matters. 16

Section 3.17 Employment Matters. 17

Section 3.18 Environmental, Health and Safety Matters. 17

Section 3.19 Compliance with Laws and Governmental Authorizations. 17

Section 3.20 Legal Proceedings 18

Section 3.21 Customers and Suppliers. 18

Section 3.22 Insurance 18

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(continued)

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Section 3.23 Related Party Transactions 18

Section 3.24 Brokers or Finders. 18

Section 3.25 Disclosure 18

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER 19

Section 4.1 Organization and Good Standing 19

Section 4.2 Authority and Enforceability 19

Section 4.3 No Conflict 19

Section 4.4 Legal Proceedings 19

Section 4.5 Investment Intent 19

Section 4.6 Brokers or Finders 19

ARTICLE 5 COVENANTS 20

Section 5.1 Access and Investigation 20

Section 5.2 Operation of the Businesses of the Acquired Companies 20

Section 5.3 Consents and Filings 20

Section 5.4 Notification 21

Section 5.5 Confidentiality 21

Section 5.6 Public Announcements 22

Section 5.7 Further Assurances 22

Section 5.8 Notice of Grant of Stock Option

ARTICLE 6 CONDITIONS PRECEDENT TO OBLIGATION TO CLOSE 22

Section 6.1 Conditions to the Obligation of the Purchaser 22

Section 6.2 Conditions to the Obligation of the Sellers 23

ARTICLE 7 TERMINATION 23

Section 7.1 Termination Events 23

Section 7.2 Effect of Termination 23

ARTICLE 8 CERTAIN TAX MATTERS 24

Section 8.1 Tax Returns 24

Section 8.2 Payment of Taxes 25

Section 8.3 Tax Apportionment 25

Section 8.4 Tax Elections 25

Section 8.5 Transactional Taxes 25

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(continued)

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ARTICLE 9 INDEMNIFICATION 26

Section 9.1 Indemnification by the Sellers 26

Section 9.2 Indemnification by the Purchaser 26

Section 9.3 Claim Procedure 27

Section 9.4 Third Party Claims 27

Section 9.5 Survival. 29

Section 9.6 Limitations on Liability. 29

Section 9.7 No Right of Indemnification or Contribution 29

ARTICLE 10 GENERAL PROVISIONS 30

Section 10.1 Notices 30

Section 10.2 Amendment 30

Section 10.3 Waiver and Remedies 30

Section 10.4 Entire Agreement 31

Section 10.5 Assignment and Successors and No Third Party Rights 31

Section 10.6 Severability 31

Section 10.7 Exhibits and Schedules 31

Section 10.8 Interpretation 31

Section 10.9 Governing Law 31

Section 10.10 Specific Performance 31

Section 10.11 Jurisdiction and Service of Process 32

Section 10.12 Waiver of Jury Trial 32

Section 10.13 Expenses 32

Section 10.14 Counterparts 32

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Schedule 1 - Closing Net Working Capital Example

Schedule A - List of Sellers and Respective Stockholdings

Schedule B - Sellers’ Disclosure Schedule

Schedule C - Current Assets

Schedule D - Current Liabilities

Exhibit A - Seller Releases

Exhibit B - Noncompetition Agreements

Exhibit C - Seller Bring-Down Certificate

Exhibit D - Secretary’s Certificate

Exhibit E - Purchaser Bring-Down Certificate

Exhibit F - Earn-out Agreement

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STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (the “Agreement”) is made as of September 29, 2022 (“Effective Date”), by and among Computer Task Group, Incorporated, a New York corporation (the “Purchaser”), Eleviant Technologies, Inc., a Texas corporation, formerly known as Impiger Technologies Inc. (the “Company”), and Jude Ramayya, as representative (“Seller Representative”) on behalf of the stockholders of the Company identified on Schedule A (collectively, the “Sellers”).

WHEREAS, the Sellers own all of the issued and outstanding shares of capital stock of Company; and

WHEREAS, the Sellers desire to sell to the Purchaser, and the Purchaser desires to purchase from the Sellers, all of the issued and outstanding shares of the capital stock of the Company (collectively, the “Shares”) in accordance with the provisions of this Agreement.

NOW, THEREFORE, intending to be legally bound and in consideration of the mutual provisions set forth in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE 1

DEFINITIONS AND CONSTRUCTION
Section 1.1
Definitions. For the purposes of this Agreement and the Ancillary Agreements:

“Acquired Companies” or “Acquired Company” means, collectively or each, the Company and its Subsidiaries.

“Affiliate” means, with respect to a specified Person, a Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, the specified Person. For purposes of this definition, the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Ancillary Agreements” means, collectively, the Seller Releases, Earnout Agreement and the Noncompetition Agreements.

“Business Day” means any day other than Saturday, Sunday or any day on which banking institutions in the United States are closed either under applicable Law or action of any Governmental Authority.

“Closing Net Working Capital” means the net working capital of the Company as of 12:01 a.m. (Eastern Time) on the Closing Date (September 29, 2022), based on the principles set forth on Schedule 1; provided, that Closing Net Working Capital shall not include any item that is separately included and accounted for in the definition of Indebtedness. For illustration purposes only, Schedule 1 sets forth the calculation of Closing Net Working Capital of the Company as of the date therein indicated. Any new Current Asset or Current Liability accounts will be included and assigned accordingly. The Net Working Capital Target “the Peg” is calculated as an average of the Trailing Ten Months (T10MMs), starting on October 31, 2021, of Current Assets less Current Liabilities as defined below. An example of how Closing Net Working Capital would operate is set forth on Schedule 1 attached hereto.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Intellectual Property” means any and all Intellectual Property that is owned or purported to be owned (whether owned or purported to be owned singularly or jointly with a third party or parties), or filed by, assigned to or held in the name of, or exclusively licensed to, any Acquired Company.

“Company Plan” means any “employee benefit plan” (as defined in Section 3(3) of ERISA) for the benefit of any current or former director, officer, employee or consultant of any Acquired Company or ERISA Affiliate, or with respect to which any Acquired Company or ERISA Affiliate has or may have any Liability, including any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), any Pension Plan, any Title IV Plan, any Multiemployer Plan and any other written or oral plan, Contract or arrangement involving direct or indirect compensation or benefits, including insurance coverage, severance or other termination pay or benefits, change in control, retention, performance, holiday pay, vacation pay, fringe benefits, disability benefits, pension, retirement plans, profit sharing, deferred compensation, bonuses, stock options, stock purchase, restricted stock or stock units, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation, maintained or contributed to by any Acquired Company or ERISA Affiliate (or that has been maintained or contributed to in the last six years by any Acquired Company or ERISA Affiliate) for the benefit of any current or former director, officer, employee or consultant of any Acquired Company or ERISA Affiliate, or with respect to which any Acquired Company or ERISA Affiliate has or may have any Liability.

“Company Products” means any and all products (including Software, applications, platforms and websites) and services (including anything as a service, such as Software as a service) developed (including products and services for which development is ongoing), including any components, plugins, libraries and APIs, manufactured, delivered, deployed, made publicly or commercially available, marketed, distributed, provided, serviced, hosted, supported, leased, sold, offered for lease or sale, imported or exported for resale or licensed out by or on behalf of any Acquired Company (either solely or in collaboration with third parties).

“Company Registered IP” means all Registered IP that is part of Company Intellectual Property.

“Company Technology” means all Technology included in the Company Intellectual Property.

“Confidential Information” means any information, in whatever form or medium, concerning the business or affairs of any Acquired Company.

“Consent” means any approval, consent, ratification, waiver or other authorization.

“Contract” means any contract, agreement, lease, license, commitment, warranty, guaranty, mortgage, note, bond, option, warrant, right or other instrument or consensual obligation, whether written or oral.

“Current Assets” shall include the following categories of current assets of the Seller as per the Eleviant Group Balance Sheet: (a) Accounts Receivable, and (b) Other Current Assets, set forth on Schedule C. Current Assets shall not include Cash and Bank.

“Current Liabilities” shall include the following categories of current liabilities as per the Eleviant Group Balance Sheet: (a) Current Liabilities, Accounts Payables, and Other Current Liabilities, as set forth on Schedule D.

“Encumbrance” means any charge, claim, mortgage, servitude, easement, right of way, community or other marital property interest, covenant, equitable interest, license, lease or other possessory interest, lien, option, pledge, hypothecation, security interest, preference, priority, right of first refusal, condition, limitation or restriction of any kind or nature whatsoever (whether absolute or contingent).

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any other Person that, together with any Acquired Company, would be treated as a single employer under Section 414 of the Code.

“GAAP” means generally accepted accounting principles for financial reporting in the United States, as in effect as of the date of this Agreement, as they relates to only to Purchaser and Section 2.3

“Governing Document” means any charter, articles, bylaws, certificate or similar document adopted, filed or registered in connection with the creation, formation, organization or governance of any entity.

“Governmental Authority” means any (a) nation, region, state, county, city, town, village, district or other jurisdiction, (b) federal, state, local, municipal, foreign or other government, (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department or other entity and any court or other tribunal), (d) multinational organization or (e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature.

“Governmental Authorization” means any Consent, license, franchise, permit, exemption, clearance or registration issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Law.

“Indebtedness” means, with respect to any Person, (a) all indebtedness of such Person, whether or not contingent, for borrowed money, (b) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments or debt securities and warrants or other rights to acquire any such instruments or securities and (c) all Indebtedness of others referred to in clauses (a) and (b) hereof that is directly or indirectly guaranteed in any manner by such Person or that such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss.

“Infringement,” “Infringe,” or “Infringing” means that (or an assertion that) a given item or activity directly or indirectly infringes, misappropriates, dilutes, or constitutes unauthorized use of, or otherwise violates the Intellectual Property of, or unfairly competes with, any Person, or otherwise constitutes unfair trade practices or false advertising, as applicable to the underlying Intellectual Property.

“Intellectual Property” means any and all Intellectual Property Rights and Technology.

“Intellectual Property Rights” means all intellectual property, industrial property, and proprietary rights worldwide, whether registered or unregistered, including rights in and to (a) patents and utility models (“Patents”) and inventions and invention disclosures (whether or not patentable), (b) copyrights, Moral Rights and mask work rights, (c) trade secrets, Know-How, proprietary information (such as processes, formulae, models and methodologies), business or financial information, technical or engineering information, drawings, schematics, tooling maintenance information, assembly instructions, and other non-public or confidential information (“Trade Secrets”), (d) trademarks, trade names, logos, service marks, trade dress, emblems, certification marks, collective marks, signs, insignia, slogans, corporate names, DBAs, other similar designations of source or origin and general intangibles of like nature, together with all of the goodwill symbolized by or associated with any of the foregoing (“Trademarks”), (e) domain names, IP addresses, and web addresses, (f) designs, (g) rights of publicity and privacy and other rights to use the names, likeness, image, photograph, voice, identity and personal information of individuals, (h) any registrations or applications for registration for any of the foregoing, and any provisionals, divisionals, continuations, continuations-in-part, renewals, reissuances, re-examinations and extensions of any of the foregoing (as applicable), each of which shall be deemed to be included in Patents, Trademarks or the foregoing clauses (b), (f) or (g), as applicable, (i) analogous rights to those set forth above, and (j) rights to sue for past, present, and future Infringement of the rights set forth above.

“IRS” means the Internal Revenue Service and, to the extent relevant, the Department of Treasury.

“Judgment” means any order, injunction, judgment, decree, ruling, assessment or arbitration award of any Governmental Authority or arbitrator.

“Knowledge” means the actual knowledge of Jude Ramayya.

“Law” means any federal, state, local, municipal, foreign, international, multinational, or other constitution, law, statute, treaty, rule, regulation, ordinance, code, binding case law or principle of common law.

“Liability” includes liabilities, debts or other obligations of any nature, known, absolute, accrued, contingent, liquidated, unliquidated or otherwise, due or to become due or otherwise.

“Loss” means any loss, Proceeding, Judgment, damage, fine, penalty, expense (including reasonable attorneys’ or other professional fees and expenses and court costs), injury, diminution of value, claim, demand, Liability, Tax, Encumbrance or other cost, expense or adverse effect whatsoever, whether or not involving the claim of another Person.

“Material Adverse Effect” means to Seller’s Knowledge, any event, change, circumstance, effect or other matter that has, either individually or in the aggregate with all other events, changes, circumstances, effects or other matters, with notice, lapse of time or both, a material adverse effect on (a) the business, assets, Liabilities, properties, condition (financial or otherwise), operating results, operations or prospects of the Company or (b) the ability of the Company or any Seller, if applicable, to perform its obligations under this Agreement or to consummate timely the transactions contemplated by this Agreement.

“Occupational Safety and Health Law” means any Law designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards.

“Open Source Software” means any Software that is licensed, distributed or conveyed as “open source software”, “free software”, “copyleft” or under a similar licensing or distribution model, or under a Contract that requires as a condition of its use, modification or distribution that it, or other Software that is derived from or linked to such Software or into which such Software is incorporated or integrated or with which such Software is combined or distributed, be disclosed or distributed in source code form, delivered at no charge or be licensed, distributed or conveyed under the same terms as such Contract (including Software licensed under the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, Microsoft Shared Source License, Common Public License, Artistic License, Netscape Public License, Sun Community Source License (SCSL), Sun Industry Standards License (SISL), Apache License and any license listed at www.opensource.org).

“Permitted Encumbrances” means (a) statutory liens of carriers, warehousemen, mechanics, materialmen and other similar Persons incurred in the ordinary course of business for sums not yet due and payable and that do not impair the conduct of any Acquired Company’s business or the present or proposed use of the affected property or asset, and (b) statutory liens for current real or personal property Taxes not yet due and payable and for which adequate reserves have been recorded in line items on the Balance Sheet, and (c) Encumbrances that are immaterial in character, amount and extent and which do not detract from the value of, or interfere with the present or proposed use of, the properties or assets they affect.

“Person” means an individual or an entity, including a corporation, limited liability company, partnership, trust, unincorporated organization, association or other business or investment entity, or any Governmental Authority.

“Proceeding” means any action, arbitration, audit, examination, investigation, hearing, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, and whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority or arbitrator.

“Registered IP” means Intellectual Property Rights that have been registered, issued, filed, certified or otherwise perfected or recorded with or by any Governmental Authority or quasi-public legal authority (including domain name registrars), or any applications for any of the foregoing.

“Sellers’ Knowledge” means Knowledge.

“Seller Representative” means Jude Ramayya.

“Social Media Accounts” means any and all accounts, profiles, pages, feeds, registrations and other presences on or in connection with any (a) social media or social networking website or online service, (b) blog or microblog, (c) mobile application, (d) photo, video or other content-sharing website, (e) virtual game world or virtual social world, (f) rating and review website, (g) wiki or similar collaborative content website or (h) message board, bulletin board, or similar forum.

“Software” means software, firmware and computer programs and applications (including source code, executable or object code, architecture, algorithms, data files, computerized databases, plugins, libraries, subroutines, tools and APIs) and all related specifications and documentation.

“Subsidiary” means, with respect to a specified Person, any corporation or other entity of which (a) a majority of the voting power of the equity securities or other interests is owned, directly or indirectly, by such Person (without regard to the occurrence of any contingencies affecting voting power) or (b) the power to elect a board majority (or persons performing similar functions) or otherwise control the entity is held directly or indirectly by such Person. When used in this Agreement without reference to a particular Person, “Subsidiary” means a Subsidiary of the Company.

“Tax” means (a) any federal, state, local, foreign or other tax, charge, fee, duty (including customs duty), levy or assessment, including any income, gross receipts, net proceeds, alternative or add-on minimum, corporation, ad valorem, turnover, real property, personal property (tangible or intangible), sales, use, franchise, excise, value added, stamp, leasing, lease, user, transfer, fuel, excess profits, profits, occupational, premium, interest equalization, windfall profits, severance, license, registration, payroll, environmental (including taxes under Section 59A of the Code), capital stock, capital duty, disability, estimated, gains, wealth, welfare, employee’s income withholding, other withholding, unemployment or social security or other tax of whatever kind (including any fee, assessment or other charges in the nature of or in lieu of any tax) that is imposed by any Governmental Authority, (b) any interest, fines, penalties or additions resulting from, attributable to, or incurred in connection with any items described in this paragraph or any related contest or dispute and (c) any items described in this paragraph that are attributable to another Person but that any Acquired Company is liable to pay by Law, by Contract or otherwise, whether or not disputed.

“Tax Return” means any report, return, filing, declaration, claim for refund, or information return or statement related to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Technology” means (a) Software, (b) databases, data compilations and collections, and customer and technical data, (c) data centers, (d) methods and processes, (e) devices, prototypes, designs and schematics, (f) documentation of customer consents to use their Personal Data, social media, and employee data, and (g) tangible items related to, constituting, disclosing or embodying any or all of the foregoing, including all versions thereof.

“User Documentation” means explanatory and informational materials concerning the Company Products and Company Technology, in printed or electronic form, which any Acquired Company has made available or otherwise released for distribution to customers or end-users of such Company Products and Company Technology, which may include manuals, descriptions, user or installation instructions, diagrams, printouts, listings, flow-charts and training materials, contained on visual media such as paper or photographic film, or on other physical storage media in machine readable form.

Section 1.2
Additional Defined Terms. For purposes of this Agreement and the Ancillary Agreements, the following terms have the meanings specified in the indicated Section of this Agreement:

Defined Term	Section
Adjustment Calculation	2.3(a)
Adjustment Notice	2.3(a)
Agreement	Preamble
Balance Sheet	3.5
Claim Notice	9.3(a)
Closing	2.4
Closing Balance Sheet	2.3(a)
Closing Date	2.4
COBRA	3.16(b)
Company	Preamble
Company Intellectual Property	3.13
Confidentiality Agreement	5.5(a)
Contaminants	3.13
Contributor	3.13
Controlling Party	9.4(c)
Dispute Notice	2.3(b)
DOL	3.16(a)
Final Closing Net Working Capital	2.3(a)
Financial Statements	3.5
Indemnified Party	9.3(a)
Indemnifying Party	9.3(a)
Independent Accounting Firm	2.3(c)
Initial Purchase Price	2.2
Interim Balance Sheet	3.5
Leased Real Property	3.12
Multiemployer Plan	3.16(b)
Net Working Capital Target	2.3(e)
Noncompetition Agreements	2.5(a)
Noncontrolling Party	9.4(c)
Owned Intellectual Property	3.13

Owned Real Property	3.12
Pension Plan	3.16(a)
Purchase Price	2.2
Purchaser	Preamble
Purchaser Disclosure Schedule	Article 4
Purchaser Indemnified Parties	9.1
Qualified Plan	3.16(a)
Real Property	3.12
Restricted Persons	5.5(b)
Securities Act	3.4(c)
Seller Disclosure Schedule	Article 3
Sellers	Preamble
Seller Releases	2.5(a)
Shares	Preamble
Social Media Account Names	3.13
Special Claim	9.4(b)
Standards Body	3.13
Third Party Claim	9.4(a)
Third Party Intellectual Property	3.13
Title IV Plan	3.16(b)
WARN Act	3.17

Section 1.3
Construction. Any reference in this Agreement to an “Article,” “Section,” “Exhibit” or “Schedule” refers to the corresponding Article, Section, Exhibit or Schedule of or to this Agreement, unless the context indicates otherwise. The table of contents and the headings of Articles and Sections are provided for convenience only and are not intended to affect the construction or interpretation of this Agreement. All words used in this Agreement are to be construed to be of such gender or number as the circumstances require. The words “including,” “includes,” or “include” are to be read as listing non-exclusive examples of the matters referred to, whether or not words such as “without limitation” or “but not limited to” are used in each instance. Where this Agreement states that a party “shall”, “will” or “must” perform in some manner or otherwise act or omit to act, it means that the party is legally obligated to do so in accordance with this Agreement. Any reference to a statute is deemed also to refer to any amendments or successor legislation as in effect at the relevant time. Any reference to a Contract or other document as of a given date means the Contract or other document as amended, supplemented and modified from time to time through such date.
ARTICLE 2

THE TRANSACTION
Section 2.1
Purchase and Sale of Shares. In accordance with the provisions of this Agreement, at the Closing, the Sellers will sell and transfer to the Purchaser, and the Purchaser will purchase and acquire from the Sellers, all of the Shares.
Section 2.2
Purchase Price. The initial purchase price for the Shares (the “Initial Purchase Price”) shall be the sum of: (i) seventeen million three hundred eighty-one thousand and six hundred thirty-six ($17,381,636.00) U.S. Dollars, (ii) a number of shares of Purchaser’s common stock, par value $0.01 per share (the “Purchaser Common Stock”) equal to one million two hundred eighteen thousand and three hundred sixty-four ($1,218,364.00) U.S. Dollars using the average trading price (“Average Trading Price”), which means the volume-weighted average of the per share trading prices of Purchaser Common Stock as reported through Bloomberg (based on all trades in Purchaser Common Stock and not an average of daily averages) for the ten (10) consecutive full trading days ending on the third Business Day prior to the

Closing; and (iii) the Earn-out Payments having an aggregate value of five million ($5,000,000.00) U.S. Dollars, as set forth herein and defined in the Earn-Out Agreements, attached hereto as Exhibit F. The Initial Purchase Price is subject to adjustment in accordance with Section 2.3.
Section 2.3
Post-Closing Adjustment.
(a)
Within ninety (90) days after the Closing Date, the Purchaser will prepare and deliver to the Seller Representative a written notice (the “Adjustment Notice”) containing (i) an unaudited consolidated balance sheet of the Acquired Companies as of the close of business on the Closing Date (the “Closing Balance Sheet”), (ii) the Purchaser’s calculation of the Closing Net Working Capital based on the Closing Balance Sheet (the “Final Closing Net Working Capital”), and (iii) the Purchaser’s calculation of the amount of any payments required pursuant to Section 2.3(e) (the “Adjustment Calculation”). The Closing Balance Sheet will be prepared in a manner consistent with the methods and practices used to prepare the Interim Balance Sheet.
(b)
Within thirty (30) days after delivery of the Adjustment Notice, the Seller Representative may dispute the Adjustment Calculation by delivering to the Purchaser a written notice (a “Dispute Notice”) setting forth in reasonable detail the basis for each disputed item, but only on the basis that the Purchaser’s calculation of the Final Closing Net Working Capital was not in a manner consistent with the methods and practices used to prepare the Interim Balance Sheet, or that the Adjustment Calculation contains mathematical errors on its face. If the Seller Representative fails to deliver a Dispute Notice to Purchaser within thirty (30) days after delivery of the Adjustment Notice, then the Seller Representative will be deemed to have irrevocably accepted the Adjustment Calculation, in which case, the Adjustment Calculation will be final and binding on the parties.
(c)
If the Seller Representative timely deliver a Dispute Notice to the Purchaser, then the Purchaser and the Seller Representative will attempt in good faith to agree on the Adjustment Calculation. If the Purchaser and the Seller Representative fails to resolve all disputed items by the end of thirty (30) days after the date of delivery of the Dispute Notice, then the remaining items in dispute will be submitted to Whitley Penn for resolution, or if that firm is unwilling or unable to serve, the Purchaser and the Seller Representative will engage another mutually agreeable independent accounting firm of recognized national standing, which firm is not the regular auditing firm of the Purchaser or the Acquired Companies (such selected independent accounting firm, the “Independent Accounting Firm”). The Purchaser and the Seller Representative will each use its commercially reasonable efforts to cause the Independent Accounting Firm to render its written determination with respect to the items in dispute and the resulting Adjustment Calculation within thirty (30) days after the date of its appointment or as soon thereafter as reasonably practicable, which determination will be final and binding on the parties. The Purchaser will revise the Closing Balance Sheet and the calculation of the Final Closing Net Working Capital as appropriate to reflect the resolution of the issues in dispute pursuant to this Section 2.3(c). The fees and expenses of the Independent Accounting Firm will be shared by the Purchaser and the Seller Representative in inverse proportion to the relative amounts of the disputed amount determined to be for the account of the Purchaser and the Seller Representative, respectively.
(d)
For purposes of complying with this Section 2.3, the Purchaser and the Seller Representative will furnish to each other and to the Independent Accounting Firm such work papers and other documents and information relating to the disputed items as the Independent Accounting Firm may request and are available to that party (or its independent public accountants) and will be afforded the opportunity to present to the Independent Accounting Firm any material related to the disputed items and to discuss the items with the Independent Accounting Firm.
(e)
If the Final Closing Net Working Capital as finally determined pursuant to this Section 2.3 is less than $428,786.00 (the “Net Working Capital Target”), then the Sellers will pay to the Purchaser the amount of such difference in cash. If the Final Closing Net Working Capital as finally determined pursuant to this Section 2.3 is greater than the Net Working Capital Target, then the Purchaser will pay to the Sellers the amount of such difference in cash.
(f)
Any payment made pursuant to this Section 2.3 will be treated by the parties for all purposes as an adjustment to the Initial Purchase Price and will not be subject to offset for any reason.
Section 2.4
Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) will take place at a mutually agreeable location by and between Seller Representative and Purchaser upon execution of this agreement, which such date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date.”
Section 2.5
Closing Deliveries.
(a)
At the Closing, the Seller Representative will deliver to the Purchaser:
(i)
certificates representing the Shares, duly endorsed in blank or accompanied by stock powers duly executed in blank, with all appropriate stock transfer tax stamps affixed;
(ii)
a release in the form of Exhibit A executed by each Seller (collectively, the “Seller Releases”);
(iii)
a noncompetition agreement in the form of Exhibit B executed by each Seller (collectively, the “Noncompetition Agreements”);
(iv)
a certificate in the form of Exhibit C, dated as of the Closing Date, executed by each Seller confirming the satisfaction of the conditions specified in Sections 6.1(a) through (e);
(v)
a certificate in the form of Exhibit D of the secretary or assistant secretary of Eleviant Technologies, Inc. dated as of the Closing Date and attaching with respect to such Acquired Company (A) Eleviant Technologies, Inc.’s charter and all amendments thereto, certified by the Secretary of State of the jurisdiction of the Acquired Company’s incorporation not more than fifteen (15) Business Days prior to the Closing Date; (B) Eleviant Technologies, Inc.’s bylaws and all amendments thereto; (C) a certificate of good standing of the Acquired Company certified by the Secretary of State of the jurisdiction of the Acquired Company’s incorporation and each other jurisdiction where the Acquired Company is authorized to do business, each issued not more than five (5) Business Days prior to the Closing Date; (D) all resolutions of the board of directors of the Eleviant Technologies, Inc. on behalf of the Acquired Companies relating to this Agreement and the transactions contemplated by this Agreement; and (E) incumbency and signatures of the officers of Eleviant Technologies, Inc. executing this Agreement or any other agreement contemplated by this Agreement;
(vi)
an opinion of counsel substantially in the form of Exhibit G;
(vii)
a receipt for the Initial Purchase Price in form reasonably satisfactory to the Purchaser;
(viii)
such other documents, instruments and agreements as the Purchaser reasonably requests for the purpose of consummating the transactions contemplated by this Agreement.
(b)
At the Closing, the Purchaser will deliver to or on behalf of the Seller Representative:

(i)
the Initial Purchase Price, in proportion to the Seller Representative’ respective holdings of the Shares as set forth on Schedule A, by wire transfer of immediately available funds to the accounts specified on Schedule A;
(ii)
a certificate in the form of Exhibit E, dated as of the Closing Date, executed by the Purchaser confirming the satisfaction of the conditions specified in Sections 6.2(a) and (b); and
(iii)
such other documents, instruments and agreements as the Seller Representative reasonably request for the purpose of consummating the transactions contemplated by this Agreement.
ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

The Seller Representative represents and warrants to the Purchaser that as of the date of this Agreement and as of the Closing Date the statements set forth in this Article 3 are true and correct, except as set forth on the disclosure schedule delivered by the Seller Representative to the Purchaser concurrently with the execution and delivery of this Agreement and dated as of the date of this Agreement (the “Seller Disclosure Schedule”):

Section 3.1
Organization and Good Standing. Each Acquired Company is a corporation or legal entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own, lease and operate its properties and assets and to conduct its business as presently conducted. Each Acquired Company is duly qualified to do business and is in good standing in each jurisdiction in which the character of the properties its leases or the nature of its activities makes such qualification necessary. Copies of each Acquired Company’s Governing Documents, as currently in effect, have been delivered to the Purchaser and are accurate and complete as of the date hereof. No Acquired Company is in violation of its Governing Documents.
Section 3.2
Authority and Enforceability.
(a)
The Company has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and each Ancillary Agreement to which it is a party. The execution, delivery and performance of this Agreement and each Ancillary Agreement and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of the Company. This Agreement constitutes, and upon execution and delivery each Ancillary Agreement to which the Company is a party will constitute, the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.
(b)
Seller Representative has all requisite power, authority and capacity to execute, deliver and perform its respective obligations under this Agreement and each Ancillary Agreement to which it is a party. The execution, delivery and performance of this Agreement and each Ancillary Agreement and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of the Seller Representative. This Agreement constitutes, and upon execution and delivery each Ancillary Agreement to which a Seller is a party will constitute, the valid and binding obligation of the Seller that is party thereto, enforceable against such Seller in accordance with its terms.
Section 3.3
No Conflict. Unless otherwise stated on Section 3.3 of the Company Disclosure Schedule, neither the execution, delivery and performance of this Agreement or any Ancillary Agreement by the Company or any Seller, nor the consummation of the transactions contemplated hereby or thereby, will (a) conflict with or violate the Governing Documents of any Acquired Company or any Seller, or any resolution adopted by the board of directors or stockholders of any Acquired Company or any Seller, (b) result in (with or without notice or lapse of time or both) a breach or default under or create in any Person the right to terminate, cancel, accelerate or modify, or require any notice, consent or waiver under, any Contract to which any Acquired Company or any Seller is a party or by which any Acquired Company, any Seller or any of their respective properties or assets is otherwise bound or affected, (c) result in the imposition of any Encumbrances on any of the Shares or any of the properties or assets of any Acquired Company, (d) violate any Law, Judgment or Governmental Authorization applicable to any Acquired Company or any Seller or any of their respective businesses, properties or assets, or (e) require any Acquired Company or any Seller to obtain any Consent or Governmental Authorization or make any filing or registration with any Governmental Authority or other Person.
Section 3.4
Capitalization and Ownership.
(a)
The authorized capital stock of the Company consists solely of 4,000,000 shares of common stock, par value $0.10, of which 2,669,601 shares, constituting the Shares, are issued and outstanding. The Sellers are the sole owners (of record and beneficially) of all of the Shares, free and clear of all Encumbrances, in the respective amounts set forth in Schedule A. Upon the consummation of the Closing, the Purchaser will be the beneficial owner of the entire equity interest in the Company, free and clear of all Encumbrances.
(b)
Section 3.4(b) of the Seller Disclosure Schedule sets forth for each Subsidiary (i) its name and jurisdiction of incorporation or organization, (ii) its authorized capital stock and (iii) the number of issued and outstanding shares of capital stock, the record and beneficial owners thereof and the number of shares held in treasury. All of the outstanding equity securities and other securities of each Subsidiary are owned of record and beneficially by one or more of the Acquired Companies, free and clear of all Encumbrances, in the respective amounts set forth in Section 3.4(b) of the Seller Disclosure Schedule.
Section 3.5
Financial Statements. To Seller’s Knowledge and subject to Section 3.5(a) of the Seller Disclosure Schedule Section 3.5 of the Seller Disclosure Schedule contains correct and complete copies of the (i) balance sheets of the Acquired Companies as of 2019, 2020 and 2021, as applicable as to the existence of such Company (the most recent of which, the “Balance Sheet”) and the related statements of income for each of the fiscal years then ended, including any notes thereto and (ii) an unaudited balance sheet of the Acquired Companies as of August 31, 2022 (the “Interim Balance Sheet”) and the related unaudited statements of income for the eight (8) months then ended (all such financial statements referred to in (i) and (ii), the “Financial Statements”). To Seller’s Knowledge, the Financial Statements present the financial condition, results of operations of the Acquired Companies as of the times and for the periods indicated therein. The Financial Statements are consistent with the books and records of the Acquired Companies, as provided by the Acquired Companies to Purchaser.
Section 3.6
Books and Records. To Seller’s Knowledge, the books of account, minute books, stock record books and other records of each Acquired Company, all of which have been made available to the Purchaser, are accurate and complete in all material respects and have been reasonably maintained. To Seller’s Knowledge, the minute books of each Acquired Company in all material respects contain accurate and complete records of all meetings held of, and corporate action taken by, the respective Acquired Company’s stockholders, directors and directors’ committees. At the time of the Closing, all of such books and records will be in the possession of the respective Acquired Company.
Section 3.7
Accounts Receivable; Bank Accounts.
(a)
All accounts receivable reflected on the Balance Sheet or the Interim Balance Sheet or arising after the date of the Interim Balance Sheet have arisen from bona fide transactions involving the sale of goods or the rendering of services in the ordinary course of business. Such accounts receivable are collectible in full, net of the respective reserves shown on the Balance Sheet or the Interim Balance Sheet or, with respect to accounts receivable arising after the date of the Interim Balance Sheet, on the accounting records of the Acquired Companies as of the Closing Date, as the case may be (which reserves have been calculated consistent with the past custom and practice of the Acquired Companies). There is no contest, claim, defense or right of setoff, other than returns in the ordinary course of business, relating to the amount or validity of such account receivable.
(b)
Section 3.7(b) of the Seller Disclosure Schedule sets forth an accurate and complete list of all bank accounts and safe deposits of the Acquired Companies and a listing of the Persons authorized to draw or borrow thereon or to obtain access thereto.
Section 3.8
Inventories. All inventories of the Acquired Companies are of a quality and quantity usable and, with respect to finished goods, salable in the ordinary course of business, except for obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established. All such inventory is owned by the Acquired Companies free and clear of all Encumbrances, and no inventory is held on a consignment basis.
Section 3.9
No Undisclosed Liabilities. Unless otherwise stated on Section 3.9 of the Company Disclosure Schedule, no Acquired Company has any material Liabilities except for (a) Liabilities accrued or reserved against in the Balance Sheet or the Interim Balance Sheet and (b) current Liabilities incurred in the ordinary course of business after the date of the Interim Balance Sheet and which are similar in nature and amount to the Liabilities which arose during the comparable period of time in the immediately preceding fiscal period and do not exceed one hundred thousand ($100,000.00) U.S. Dollars in the aggregate.
Section 3.10
Labor Matters. Schedule 3.10 contains a true, complete and correct list of each employee as of the date hereof, including each such Employee’s employer, name, hire date and job title, current annual salary or hourly rate of pay (whichever is applicable), along with such Employee’s 2022 bonus, total commissions, part-time, full-time or temporary status, accrued unused vacation benefits, leave of absence status (including FMLA and disability), exempt or non-exempt status under the Fair Labor Standards Act, immigration status, and service credited for purposes of vesting and eligibility to participate under the Employee Plans. There are no undisclosed future payments to employees or contractors, whether in the form of wage increases, bonuses or deferred compensation such as pension, profit-sharing, bonus compensation, stock, cash or otherwise, or agreements, whether verbal or in writing, to make any payments to any employee, contractor or third-party.
Section 3.11
Absence of Certain Changes and Events. Since the date of the Balance Sheet, each Acquired Company has conducted its business only in the ordinary course of business and there has not been any Material Adverse Effect. Without limiting the generality of the foregoing, since the date of the Balance Sheet, there has not been with respect to any Acquired Company any:
(a)
issuance, sale, grant or other disposition of or Encumbrance on any shares of its capital stock or other securities or any options, warrants or other rights to acquire, any such securities;
(b)
split, combination or reclassification of any of its capital stock;
(c)
declaration, setting aside or payment of any dividend or other distribution (whether in cash, securities or other property) in respect of its capital stock;
(d)
incurrence, assumption or guarantee of any Indebtedness;

(e)
sale, lease, license, pledge or other disposition of, or Encumbrance on, any of its properties or assets (other than sales of inventory for fair consideration and in the ordinary course of business);
(f)
consummation of (i) any merger, consolidation or other business combination, or (ii) the purchase of all or a substantial portion of the assets or any stock of any business or Person;
(g)
damage to, or destruction or loss of, any of its material assets or material properties or properties or assets with an aggregate value to any Acquired Company in excess of one hundred thousand ($100,000.00) U.S. Dollars, whether or not covered by insurance;
(h)
entry into, modification, acceleration, cancellation or termination of any material Contract except in the ordinary course of business;
(i)
(i) unless otherwise set forth in Section 3.11(i) of the Company Disclosure Schedule, adoption, entry into, termination or amendment of any Company Plan, or employment, severance or similar Contract, (ii) increase in the compensation or fringe benefits of, or payment of any bonus to, any director, officer, employee or consultant or other independent contractor, (iii) amendment or acceleration of the payment, right to payment or vesting of any compensation or benefits, or (iv) grant of any awards under any bonus, incentive, performance or other compensation plan or arrangement or benefit plan, except as permitted under Section 5.8 below;
(j)
cancellation, compromise, release or waiver of any claims or rights (or series of related claims or rights) with a value to the Company exceeding twenty thousand ($20,000.00) U.S. Dollars or otherwise outside the ordinary course of business;
(k)
settlement or compromise in connection with any Proceeding involving the Company;
(l)
capital expenditure or other expenditure with respect to property, plant or equipment in excess of twenty thousand ($20,000.00) U.S. Dollars in the aggregate;
(m)
change in accounting principles, methods or practices or investment practices, including any changes as are necessary;
(n)
making or rescission of any Tax election, settlement or compromise of any Tax Liability or amendment of any Tax Return;
(o)
material change in payment or processing practices or policies regarding intercompany transactions;
(p)
material acceleration or delay in the payment of accounts payable or other Liabilities or in the collection of notes or accounts receivable;
(q)
resignation or termination or threatened resignation or termination of the employment of any of its key officers or employees;
(r)
revaluation of any of its assets, including writing down the value of inventory or writing off notes or accounts receivable;

(s)
increase, reduction, draw-down or reversal of its reserves;
(t)
transfer, assignment or grant of any license or sublicense of any rights under or with respect to any Intellectual Property; or
(u)
authorization or agreement, in writing or otherwise, to do any of the foregoing.
Section 3.12
Assets. Each Acquired Company has good and valid title to, or in the case of leased assets, valid leasehold interests in, all of its tangible personal property and assets, free and clear of any Encumbrances other than Permitted Encumbrances. Each Acquired Company owns or leases all tangible assets used in or necessary to conduct its business as conducted. Each such tangible asset has been maintained in accordance with normal industry practice, is in good operating condition and repair (ordinary wear and tear excepted) and is suitable and sufficient for the purposes for which it is being used.
Section 3.13
Business Conduct. The Company and the Sellers agree that each Acquired Company has, since October 1, 2021:
(i)
conducted its business only in the ordinary course of business and used its commercially reasonable efforts to preserve and protect its business organization, employment relationships, and relationships with customers, strategic partners, suppliers, distributors, landlords and others having dealings with it;
(ii)
paid its accounts payable and other obligations when they became due and payable in the ordinary course of business;
(iii)
performed in all material respects all of its obligations under all Contracts to which it is a party or by which it or any of its properties or assets is bound or affected, and complied in all material respects with all Laws, Judgments and Governmental Authorizations applicable to it or its business, properties or assets;
(iv)
maintained all of its other properties and assets in a state of repair and condition that complies with all applicable Laws and consistent with the requirements and normal conduct of its business;
(v)
continued in full force and effect the insurance policies set forth in Section 3.22 of the Seller Disclosure Schedule; and
(vi)
maintained its books and records consistent with its past custom and practice.
Section 3.14
Real Property. Section 3.14 of the Company Disclosure Schedule sets forth an accurate and complete description of: all real property leased by any Acquired Company (the “Leased Real Property” or the “Real Property”). Seller Representative has delivered to the Purchaser accurate and complete copies of all leases relating to the Leased Real Property. The Acquired Companies have a valid leasehold interest in each Leased Real Property, free and clear of any Encumbrances, other than Permitted Encumbrances. No Acquired Company is in default under any lease of any of the Leased Real Property.
Section 3.15
Intellectual Property.
(a)
Section 3.15(a) of the Seller Disclosure Schedule lists (i) all Company Registered IP and unregistered IP and all material unregistered Trademarks owned by any Acquired Company, (ii) all other material Company Intellectual Property, including invention disclosures and Software and (iii) any

Proceedings or pending or, to the Sellers’ Knowledge, threatened before any court, arbiter or tribunal (including the United States Patent and Trademark Office or equivalent authority or registrar anywhere in the world) to which any Acquired Company is or was a party relating to the validity, enforceability, scope, ownership or Infringement of any of the Intellectual Property of any Acquired Company. The Intellectual Property of the Acquired Companies disclosed on Section 3.15(a) of the Seller Disclosure Schedule and the Intellectual Property licensed pursuant to Contracts constitutes all of the material Intellectual Property used in and necessary to enable the conduct of business of the Acquired Companies as presently conducted or as currently proposed to be conducted by the Acquired Companies, including the design, development, manufacture, use, marketing, import, export, distribution, sale, servicing or licensing of any and all Company Products or Company Technology. With respect to each item of Company Registered IP: (A) all necessary registration, maintenance and renewal fees have been paid, and all necessary documents have been filed with United States Patent and Trademark Office or equivalent authority or registrar anywhere in the world, as the case may be, for the purposes of maintaining such Intellectual Property Rights; (B) each such item is currently in compliance with formal legal requirements (including payment of filing, examination and maintenance fees and proofs of use); (C) each such item is subsisting, valid and enforceable; and (D) each such item is not subject to any unpaid maintenance fees or Taxes. Except as set forth in Section 3.15(a) of the Seller Disclosure Schedule, there are no actions that must be taken by any of the Acquired Companies within ninety (90) days of the Closing Date, with respect to any item of Company Registered IP, including the payment of any registration, maintenance or renewal fees or the filing of any documents, or applications for the purposes of maintaining, perfecting, preserving or renewing any such Company Registered IP. No Acquired Company has misrepresented, or failed to disclose, any facts or circumstances in any application for any Company Registered IP or in the prosecution of such application that would constitute fraud or a misrepresentation with respect to such application or that would otherwise negatively affect the enforceability of any Company Registered IP.
(b)
The Company Intellectual Property owned or purported to be owned by any of the Acquired Companies is, and after the Closing, shall be, fully transferable, alienable and licensable by such Acquired Company, the Purchaser or any of the Purchaser’s Affiliates, without restriction and without payment of any kind to any Person.
(c)
With respect to Company Intellectual Property (other than Company Intellectual Property disclosed in Section 3.15(a) of the Seller Disclosure Schedule as exclusively licensed to an Acquired Company, if any), an Acquired Company is the sole and exclusive owner of each item of Company Intellectual Property and of each Company Product and Company Technology, free and clear of any Encumbrances. An Acquired Company has the sole and exclusive right to bring a claim or suit against a third party for past, present or future Infringement of the Company Intellectual Property and to retain for itself any damages recovered in any such action. No Acquired Company has (i) transferred ownership of, or granted any exclusive license with respect to, any Company Intellectual Property to any other Person, or (ii) done any act where such action would cause the rights of any of the Acquired Companies in any Company Intellectual Property to enter into the public domain. No third party that has licensed or provided Intellectual Property to any of the Acquired Companies has retained ownership of or license rights under any Intellectual Property in any modifications, improvements or derivative works made solely or jointly by any of the Acquired Companies.
(d)
The operation of the business of the Acquired Companies, and the design, development, use, import, servicing, supporting, hosting, branding, advertising, promotion, marketing, manufacture, sale, offer for sale, provision, publication, display, making available, distribution and licensing out of any Company Product or Company Technology, has not Infringed, and, when conducted in substantially the same manner by the Purchaser or any of its Affiliates or any of the Acquired Companies after the Closing, shall not Infringe, any Intellectual Property of any Person. No Acquired Company has received notice from any Person claiming that such operation or any act, any Company Product or Company Technology, or any

Intellectual Property used by any the Acquired Companies Infringes or has Infringed any Intellectual Property of any Person (nor do the Sellers have Knowledge of any basis therefor or threat thereof). No Acquired Company is subject to any Proceeding or outstanding Judgment or stipulation that restricts in any manner the use, provision, transfer, assignment or licensing of any Company Product, Company Technology or Company Intellectual Property by the Acquired Companies or that would negatively affect the validity, registrability, use or enforceability of such Company Product, Company Technology or Company Intellectual Property. No Person has Infringed or is Infringing any Company Intellectual Property (nor do the Sellers have Knowledge of any basis therefor or threat thereof).
(e)
Unless otherwise stated on Section 3.15(e) of the Company Disclosure Schedule, neither this Agreement nor any of the transactions contemplated by the Agreement, including the assignment by operation of law or otherwise of any Contracts to which any Acquired Company is a party, shall cause the Purchaser, the Acquired Company or any of their respective Affiliates to (i) grant to any third party any right to any Intellectual Property owned by, or licensed to, any of them, (ii) be bound by, or subject to, any non-compete, non-solicit or other restriction on the operation or scope of their respective businesses, or (iii) be obligated to pay any royalties or other fees or consideration with respect to Intellectual Property of any third party in excess of those payable by any of the Acquired Companies pursuant to a Contract in the absence of this Agreement or the transactions contemplated by this Agreement.
(f)
Each Acquired Company has taken reasonable steps to protect the confidentiality of its Trade Secrets and any third party that has provided any Trade Secrets to any Acquired Company, including requiring each Person, including partners and advisors, with access to such Trade Secrets to execute a binding confidentiality agreement to the extent such Persons are not otherwise bound by substantially similar confidentiality obligations by virtue of their role or status. Each (i) current or former Employee of any of the Acquired Companies, (ii) current or former advisor, partner, consultant or contractor of any of the Acquired Companies, and (iii) any other individual (to the extent such individual has been involved in the creation, invention or development of Intellectual Property, Company Products or Company Technology for or on behalf of any of the Acquired Companies) (each Person described in (i), (ii) or (iii), a “Contributor”), has executed and delivered to the applicable Acquired Company (and to the Sellers’ Knowledge is in compliance with) a valid written agreement assigning and transferring all right, title and interest to an Acquired Company or that such Contributor may have in any Company Product, Company Technology or Company Intellectual Property. Without limiting the foregoing, no Contributor owns or has any right, claim, interest or option, including the right to further remuneration or consideration or to assert any Moral Rights (to the extent permitted by Law), with respect to any Company Product, Company Technology or Company Intellectual Property, nor has any Contributor made any assertions with respect to any alleged ownership or any such right, claim, interest or option, nor threatened any such assertion; and neither this Agreement nor any of the transactions contemplated by this Agreement, including the assignment to the Purchaser by operation of law or otherwise of any Contracts to which any Acquired Company is a party, shall provide any Contributor with any such right, claim interest or option.
(g)
Unless otherwise stated on Section 3.15(g) of the Company Disclosure Schedule, no Acquired Company has accepted or received any grants or other funding from any Governmental Authority, and no Governmental Authority, university, college, other educational institution, multi-national, bi-national or international organization or research center has claim or right (including license rights) to, or has provided or is providing funding (including Tax incentives or relief), facilities or resources used in the development of, the Company Products, Company Technology or Company Intellectual Property.
(h)
Unless otherwise stated on Section 3.15(h) of the Seller Disclosure Schedule, no Acquired Company has used Open Source Software in any manner that would or could, with respect to any Company Product, Company Technology or any Company Intellectual Property, (i) require its disclosure or distribution in source code form, (ii) require the licensing thereof for the purpose of making derivative works, (iii) impose any restriction on the consideration to be charged for the distribution thereof, (iv) create, or purport to create, obligations for any Acquired Company or any of their Affiliates (including, after the Closing Date, the Purchaser or any of its Affiliates) with respect to any Intellectual Property owned by them or grant, or purport to grant, to any third party, any rights or immunities under any such Intellectual Property or (v) impose any other material limitation, restriction, or condition on the right of any Acquired Company with respect to its use or distribution. With respect to any Open Source Software that is or has been used by any Acquired Company in any way, each Acquired Company is, and has at all times been, in material compliance with all applicable licenses with respect thereto.
(i)
Unless otherwise stated on Section 3.15(i) of the Company Disclosure Schedule, no Acquired Company, nor any other Person acting on its behalf has disclosed, delivered or licensed to any Person, agreed to disclose, deliver or license to any Person, or permitted the disclosure or delivery to any Person of, any source code for any Software included in or related to any Company Product, Company Technology or Company Intellectual Property, except for disclosures to Employees or contractors under binding written agreements that prohibit use or disclosure except in the performance of services to an Acquired Company. Further, no known instances of disclosure have occurred.
(j)
All Company Products and Company Technology are free of any known “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus” or other Software routines or hardware components that permit unauthorized access or the unauthorized disablement or erasure of such Company Product, Company Technology or data or other Software of users (“Contaminants”). Each of the Acquired Companies has taken reasonable steps to prevent the introduction of Contaminants into Company Products and Company Technology.
(k)
No Acquired Company currently is, nor has any Acquired Company ever been, a member or promoter of, or a contributor to, any industry standards body or other organization that produces or maintains standards or specifications, including the GSM Association (“Standards Body”). No Acquired Company has made any written promises, declarations or commitments, or is otherwise bound by any obligations, to any Standards Body, including such commitments and obligations arising from any membership agreements, by-laws or policies. None of the Company Intellectual Property is subject to any written promise, declaration, commitment or obligations requiring its disclosure to any Standards Body or its licensing on fair, reasonable or non-discriminatory terms. No Acquired Company has made or refused an offer to license in breach of any promise, declaration, commitment or obligation to a Standards Body made by or otherwise binding on such member.
(l)
Intentionally deleted.
(m)
To Seller’s Knowledge, Section 3.15(m) of the Seller Disclosure Schedule sets forth a true, correct and complete list of all Social Media Accounts that any Acquired Company uses, operates or maintains, including in connection with marketing or promoting its products or services. Section 3.15(m) of the Seller Disclosure Schedule also lists, for each such Social Media Account, any account names, user names, nicknames, display names, handles, and other identifiers registered or used by or for the applicable Acquired Company with respect to such Social Media Account (collectively, “Social Media Account Names”). All use of the Social Media Accounts complies with and has complied with (i) all terms and conditions, terms of use, terms of service and other Contracts applicable to such Social Media Accounts and (ii) applicable Law. Each current and former employee, contractor and consultant of the applicable Acquired Company has entered into a Contract that provides that the Acquired Company, and not such employee, contractor or consultant, owns and controls the Social Media Accounts and Social Media Account Names (including all associated information and content and all relationships, interactions and communications with fans, followers, visitors, commenters, users and customers) and requires such employee, contractor or consultant to relinquish to the Acquired Company all Social Media Account

Names, passwords, and other log-in information for the Social Media Accounts upon termination of employment or engagement or at any other time upon the Acquired Company’s request.
Section 3.16
Contracts.
(a)
Section 3.16 of the Seller Disclosure Schedule sets forth and to Seller’s Knowledge the schedule represents an accurate and complete list of each Contract to which any Acquired Company is a party or by which any Acquired Company or any of their respective properties or assets is bound or affected, which:
(i)
contains obligations of the Acquired Companies’ top twenty (20) contracts;
(ii)
involves payments based, in whole or in part, on profits, revenues, fee income or other financial performance measures of any Acquired Company;
(iii)
is a mortgage, indenture, guarantee, loan or credit agreement, security agreement or other Contract relating to Indebtedness other than accounts receivables and payables in the ordinary course of business;
(iv)
is an employment, management, consulting or similar Contract;
(v)
is a severance or similar Contract pursuant to which any Acquired Company has any continuing obligations;
(vi)
relates to the acquisition, disposition, lease or sublease of any real or personal property, or that otherwise affects the ownership of, leasing of, title to, or use of, any real or personal property (other than personal property leases and conditional sales agreements having a value per item or aggregate payments of less than ten thousand ($10,000.00) U.S. Dollars and a term of less than one year);
(vii)
is a license or other Contract under which (A) any Acquired Company has licensed or otherwise granted rights in any Company Intellectual Property to any Person or (B) any Person has licensed or sublicensed to any Acquired Company, or otherwise authorized any Acquired Company to use, any Third Party Intellectual Property; or
(viii)
includes any noncompetition or nonsolicitation covenant or any exclusive dealing or similar arrangement that limits the ability of any Acquired Company to compete (geographically or otherwise) in any line of business.
(b)
The Seller Representative has delivered to the Purchaser an accurate and complete copy of each Contract required to be listed in Section 3.16 of the Seller Disclosure Schedule. Each such Contract is legal, valid, binding, enforceable and in full force and effect. Neither any Acquired Company nor, to the Sellers’ Knowledge, any other party to any such Contract is in breach or default under, or has provided or received any notice of any intention to terminate, any such Contract.
(c)
All consents, waivers and estoppels of third parties, including governmental agencies, required to be obtained by Seller in connection with the transactions contemplated hereby are set forth on Schedule 3.15 hereof. All such consents shall have been obtained by Seller in form and substance reasonably acceptable to Purchaser.
(d)
Except as set forth in Schedule 3.6, prior to or at the Closing, all of the Company’s outstanding debts and obligations, including but not limited to the PPP Loan and the Revolving Credit Line, shall be paid off (at no expense or liability to the Purchaser),and the Company shall provide evidence of such payoff to the Purchaser’s reasonable satisfaction. Should the Purchaser discover any obligation of the Company that was not paid prior to the Closing Date, the Company shall undertake to indemnify the Purchaser for any and all such liabilities, whether outstanding or contingent at the time of Closing.
Section 3.17
Tax Matters.
(a)
To Seller’s Knowledge, each Acquired Company has timely filed all Tax Returns that it was required to file in accordance with applicable Laws, and each such Tax Return is accurate and complete in all material respects. Each Acquired Company has timely paid all Taxes due with respect to the taxable periods covered by such Tax Returns and all other Taxes (whether or not shown on any Tax Return). No claim has ever been made by a Governmental Authority in a jurisdiction where an Acquired Company does not file a Tax Return that it is or may be subject to taxation by that jurisdiction. No Acquired Company has requested an extension of time within which to file any Tax Return which has not since been filed. The Seller Representative has delivered to the Purchaser accurate and complete copies of all Tax Returns of the Acquired Companies (and their predecessors) for the years ended 2019 and 2020 and 2021. For the year ending 2021, the Sellers filed an extension for the tax return which has not yet been filed and will be shared with Purchaser for their review and approval prior to filing.
(b)
Other than Section 3.17 of the Seller Disclosure schedule, all Taxes that each Acquired Company is required by Law to withhold or collect have been duly withheld or collected and, to the extent required by applicable Law, have been paid over to the proper Governmental Authority.
(c)
Other than Section 3.17 of the Seller Disclosure Schedule, no Tax audits or other Proceedings are pending or being conducted, nor has any Acquired Company received any notice from any Governmental Authority that any such audit or other Proceeding is pending, threatened or contemplated. There is no claim or assessment pending, or threatened against any Acquired Company for any alleged deficiency in Taxes. No Acquired Company has waived any statute of limitations with respect to Taxes or agreed to an extension of time with respect to any Tax assessment or deficiency.
(d)
No Acquired Company is a party to or bound by any Tax sharing agreement, Tax indemnity obligation or similar Contract or practice with respect to Taxes. No Acquired Company is or has been a member of an affiliated group within the meaning of Section 1504(a) of the Code (or any similar group defined under a similar provision of foreign, state or local Law), other than a group of which the Company is the common parent, and no Acquired Company has any Liability for Taxes of any other Person under Section 1.1502-6 of the Treasury Regulations (or any similar provision of foreign, state or local Law), as a transferee or successor, by Contract or otherwise.
(e)
No Acquired Company is or has been a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.
Section 3.18
Employee Benefit Matters.
(a)
Section 3.18(a) of the Seller Disclosure Schedule sets forth an accurate and complete list of all Company Plans. With respect to each Company Plan, the Seller Representative has delivered to the Purchaser an accurate and complete copy of (i) all plan documents (including all amendments thereto) and summary plan descriptions, (ii) Forms 5500 in each of the most recent three plan year, including all schedules thereto, (iii) with respect to any Company Plan that is a pension plan, as defined in Section 3(3) of ERISA (a “Pension Plan”), that meets or purports to meet the requirements of Section 401(a) of the Code (a “Qualified Plan”), the most recent determination letter issued by the IRS, (iv) all notices that were given by any Acquired Company, any ERISA Affiliate or any Company Plan to the IRS, the United States Department of Labor (the “DOL”) or any participant or beneficiary, pursuant to statute, since October 1,

2021, (v) all notices that were given by the IRS or the DOL to any Acquired Company, any ERISA Affiliate or any Company Plan since October 1, 2021, (vi) any trust documents, funding vehicles and any material third-party Contracts with respect to such Company Plan, and (vi) copies of any written report of any analysis performed with respect to any Company Plan under Section 409A of the Code.
(b)
Neither any Acquired Company nor any ERISA Affiliate has ever established, maintained or contributed to, or had an obligation to maintain or contribute to, any (i) multiemployer plan as defined in Section 3(37)(A) of ERISA (a “Multiemployer Plan”), (ii) Pension Plan subject to Title IV of ERISA (a “Title IV Plan”), (iii) voluntary employees’ beneficiary association under Section 501(c)(9) of the Code, (iv) organization or trust described in Section 501(c)(17) or 501(c)(20) of the Code, (v) welfare benefit fund as defined in Section 419(e) of the Code, (vi) self-insured plan (including any plan pursuant to which a stop-loss policy or contract applies) or (vii) a Company Plan that is an employee welfare plan described in Section 3(1) of ERISA that has two or more contributing sponsors at least two of which are not under common control within the meaning of Section 3(40) of ERISA. Except as required by the continuation coverage requirements of Sections 601 et seq. of ERISA and Section 4980B of the Code (“COBRA”), no Acquired Company provides health or welfare benefits for any retired or former employee, or their beneficiaries or dependents, nor is any Acquired Company obligated to provide health or welfare benefits to any active employee following such employee’s retirement or other termination of service.
(c)
Each Company Plan is and at all times has been maintained, funded, operated and administered, and each Acquired Company has performed all of its obligations under each Company Plan, in each case in all material respects in accordance with the terms of such Company Plan and in material compliance with all applicable Laws, including ERISA and the Code. Each Acquired Company has complied in all material respects with the provisions of COBRA, the Health Insurance Portability and Accountability Act of 1996 and the Family Medical Leave Act 1993. Each Company Plan that provides deferred compensation subject to Section 409A of the Code is in good faith compliance in all material respects with applicable guidance under Section 409A of the Code in form and operation. All contributions required to be made to any Company Plan by applicable Law and the terms of such Company Plan have been timely made or paid in full. All returns, reports and filings required by any Governmental Authority or which must be furnished to any Person with respect to each Company Plan have been filed or furnished.
(d)
No transaction prohibited by Section 406 of ERISA and no “prohibited transaction” under Section 4975 of the Code has occurred with respect to any Company Plan. Neither any Acquired Company nor any Seller has any Liability to the IRS with respect to any Company Plan. All contributions and payments made or accrued with respect to all Company Plans are deductible under Sections 162 or 404 of the Code. There is no unfunded Liability under any Company Plan. Other than routine claims for benefits submitted by participants or beneficiaries, no claim against, or Proceeding involving, any Company Plan or any fiduciary thereof is pending or, to the Sellers’ Knowledge, is threatened, which could reasonably be expected to result in any material Liability, direct or indirect (by indemnification or otherwise) of any Acquired Company to the DOL, the IRS or any other Person, and no event has occurred or circumstance exists that could reasonably be expected to give rise to any such Liability.
(e)
Each Company Plan sponsored by each Acquired Company permits assumption thereof by the Purchaser or its Subsidiaries upon the Closing without the consent of the participants or any other Person. The consummation of the transactions contemplated by this Agreement (either alone or in conjunction with any other event) will not result in the acceleration or creation of any rights of any current or former director, officer or employee of any Acquired Company to payments or benefits or increases in any payments or benefits.
Section 3.19
Employment Matters. Section 3.19 of the Seller Disclosure Schedule sets forth an accurate and complete list of all employees and independent contractors currently performing services for any Acquired Company, along with the position, hire date, and compensation and benefits. No Acquired Company is a party to or bound by any collective bargaining or other Contract with any labor organization representing any of its employees, and there are no labor organizations representing or, to the Sellers’ Knowledge, attempting to represent any employee of any Acquired Company. Since October 1, 2021, no Acquired Company has experienced any labor strike, slowdown, lockout, or other work stoppage or labor dispute. To Seller’s Knowledge, each Acquired Company has complied in all material respects with all applicable Laws relating to labor and employment matters, including fair employment practices, equal employment opportunity, discrimination and other employment activities. To Seller’s Knowledge, there is no Proceeding pending or affecting any Acquired Company related to the alleged violation by Any Acquired Company (or its directors or officers) of any Law pertaining to labor relations or employment matters. There has been no complaint, claim or charge filed or, to the Sellers’ Knowledge, threatened, against any Acquired Company with or by any Governmental Authority responsible for prevention of unlawful employment practices. Each Acquired Company is in compliance with any applicable obligations under the Worker Adjustment and Retraining Notification Act of 1988 (the “WARN Act”) and no Acquired Company has any plans to undertake any action in the future that would trigger the WARN Act. Section 3.17 of the Seller Disclosure Schedule sets forth an accurate and complete list of all employees of the Company who are not U.S. citizens or permanent residents. Each of the employees required to be listed on such schedule is authorized under applicable U.S. immigration Laws to work in his or her current position for the Company. Except for the work authorizations specified in Section 3.17 of the Seller Disclosure Schedule opposite the employee’s name, none of the employees required to be so listed requires authorization from any Governmental Authority to be employed in his or her current position by the Company.
Section 3.20
Intentionally Deleted.
Section 3.21
Compliance with Laws and Governmental Authorizations.
(a)
To Seller’s Knowledge, no Acquired Company has violated any Laws, Judgments or Governmental Authorizations applicable to it or to the conduct of its business or the ownership or use of any of its properties or assets. To Seller’s Knowledge, no Acquired Company has received in the last two (2) years, if such Acquired Company existed, any notice, warning letter, or similar communications that alleges a violation of, or asserts a failure to comply with, any applicable Law, Judgment or Governmental Authorization.
(b)
Section 3.21(b) of the Seller Disclosure Schedule sets forth an accurate and complete list of all material Governmental Authorizations held by any Acquired Company or that otherwise relate to the business of, or any of the assets owned or used by, any Acquired Company, all of which are valid and in full force and effect, and have not lapsed, expired, or been cancelled, terminated or withdrawn. The Governmental Authorizations listed in Section 3.21(b) of the Seller Disclosure Schedule collectively constitute all of the material Governmental Authorizations necessary for the lawful operation of the business of the Acquired Companies as currently conducted, and necessary for the lawful ownership and use of the Acquired Companies’ respective properties and assets. No Proceeding to modify, suspend, revoke, withdraw, terminate or otherwise limit any Governmental Authorization is pending or, to the Sellers’ Knowledge, threatened, and the Seller Representative does not know of any valid basis for any such Proceeding, including the transactions contemplated hereby. Each Acquired Company has obtained, and is in compliance with, all export permits, exceptions and other requirements required for (i) the export and re-export of such Acquired Company’s Company Products and Company Technology and (ii) releases of Software and technology to foreign nationals in the United States and abroad. No Acquired Company is in default under or violation of and, to the Sellers’ Knowledge, no event has occurred which, with notice or the lapse of time or both, would constitute a default under or violation of any term, condition or provision of any material Governmental Authorization to which it is a party, to which its business is subject or by which its properties or assets are bound, and to the Sellers’ Knowledge there are no facts or circumstances which could form the basis for any such default or violation..
Section 3.22
Legal Proceedings. To Seller’s Knowledge, Section 3.22 of the Seller Disclosure Schedule sets forth notification that any Proceedings which are pending or threatened (a) by or against any Acquired Company or its properties or assets, or (b) against any Seller or any Acquired Company that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the transactions contemplated by this Agreement.
Section 3.23
Customers and Suppliers. Section 3.23 of the Seller Disclosure Schedule sets forth an accurate and complete list of the names and addresses of the Acquired Companies’ twenty (20) largest customers and ten (10) largest suppliers (measured in each case by dollar volume of purchases or sales during the 12-month period ended December 31, 2022) and the dollar amount of purchases or sales which each listed customer or supplier represented during such period. No customer or supplier so listed has indicated within the past twelve (12) months that it will stop or decrease the rate of its transactions, or otherwise change its business relationship, with any Acquired Company.
Section 3.24
Insurance. Section 3.24 of the Seller Disclosure Schedule sets forth an accurate and complete list of all insurance policies maintained by any Acquired Company. All such insurance policies are in full force and effect and all premiums due and payable under such policies have been paid and each Acquired Company is otherwise in compliance in all material respects with the terms thereof. . The Sellers have no Knowledge of any threatened termination of, or material premium increase with respect to, any such policy, through notification of the same.
Section 3.25
Related Party Transactions. Except as set forth on Section 3.25 of the Seller Disclosure Schedule, no Seller, director, officer, employee or Affiliate of any Acquired Company (or Affiliate of any such Seller, director, officer, employee or Affiliate), is a party to any material agreement, Contract, commitment or transaction with any Acquired Company, other than (i) business dealings conducted in the ordinary course of business on terms and conditions as favorable to the Acquired Company as would have been obtained by it at the time in a comparable arm’s-length transaction, or (ii) in the case of employees of any Acquired Company, salaries and employee benefits and other transactions pursuant to any Company Plans in the ordinary course of business.
Section 3.26
Intentionally deleted.
Section 3.27
Brokers or Finders. Neither any Seller or any Acquired Company, nor any Person acting on behalf of any Seller or Acquired Company has incurred any Liability to pay any fees or commissions to any broker, finder or agent or any other similar payment in connection with any of the transactions contemplated by this Agreement.
Section 3.28
Disclosure. To Seller’s Knowledge and as stated in this Article III, no representation or warranty of the Seller Representation, and no statement made by Seller Representative in the Seller Disclosure Schedule, the Ancillary Agreements, or any certificate, instrument or other document delivered by or on behalf of any Seller pursuant to this Agreement or any Ancillary Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading. The Seller Representative has no Knowledge of any fact or circumstance that has specific application to any Seller or any Acquired Company or its business (other than general economic or industry conditions that do not affect any Acquired Company or its business uniquely) that could have a Material Adverse Effect that has not been set forth in this Agreement or the Seller Disclosure Schedule.

Section 3.29
Office of Foreign Assets Control. Neither the Seller Representative, the Company, nor, to the Company’s or Sellers’ Knowledge, any director, officer, agent, employee or affiliate of the Company, is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”).

Section 3.30 Investment Representations relating to the Shares.

(a)
Each Seller represents and warrants that (i) the Shares shall be acquired for such Seller’s own account and not with a view to, or intention of, distribution thereof in violation of the Securities Act, or any applicable U.S. state or foreign securities laws, and the Shares shall not be disposed of in contravention of the Securities Act or any applicable U.S. state or foreign securities laws, (ii) such Seller’s knowledge and experience in financial and business matters are such that it is capable of evaluating the merits and risks of the investment in the Purchaser, (iii) such Seller is an “accredited investor” as such term is defined in Rule 501 of Regulation D under the Securities Act, (iv) such Seller has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of their investment in the Shares, (v) it is capable of bearing the economic risks of such investment, including a complete loss of its investment in the Shares, and (vi) it understands and agrees that it may not sell or dispose of any of the Shares other than pursuant to a registered offering or in a transaction exempt from the registration requirements of applicable securities laws and regulations or otherwise in compliance with applicable securities laws.
(a)
Each Seller, together with its advisors, has (i) received and read or reviewed, and is familiar with, this Agreement and the other agreements executed in connection with this Agreement, and (ii) had an opportunity to ask questions and receive answers from the Purchaser regarding the terms and conditions of the offering of the Shares hereunder and about other information, documents and records relative to the Purchaser’s business assets, financial condition, results of operations and liabilities. Each Seller acknowledges that Purchaser and its directors, officers, employees, advisors and other representatives may be in possession of material, non-public information regarding Purchaser and its business, assets, liabilities, results of operations, prospects and financial condition, and each Seller represents and warrants that such Seller desires to enter into this Agreement and complete the transactions contemplated hereby without waiting for such material, non-public information to be disclosed, does not wish to receive any such material, non-public information prior to the public disclosure thereof, is not relying on any such material, non-public information in making an investment decision regarding the Shares, waives any right such Seller may have to receive such material, non-public information and releases Purchaser and its directors, officers, employees, advisors and other representatives from any and all claims or causes of action arising out of or relating to such material, non-public information and any duties or other obligations in respect thereof. No Seller is relying on any communication of the Purchaser or any of their Affiliates as investment advice or as a recommendation to acquire the Shares. Each Seller has made its own independent decision that the acquisition of the Shares hereunder is suitable and appropriate for itself.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser represents and warrants to the Sellers that as of the date of this Agreement and as of the Closing Date the statements set forth in this Article 4 are true and correct, except as set forth on the disclosure schedule delivered by the Purchaser to the Sellers concurrently with the execution and delivery of this Agreement and dated as of the date of this Agreement (the “Purchaser Disclosure Schedule”):

Section 4.1
Organization and Good Standing. The Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation.

Section 4.2
Authority and Enforceability. The Purchaser has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is a party and to perform its obligations under this Agreement and each such Ancillary Agreement. The execution, delivery and performance of this Agreement and each Ancillary Agreement to which the Purchaser is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of the Purchaser. The Purchaser has duly and validly executed and delivered this Agreement and, on or prior to the Closing, the Purchaser will have duly and validly executed and delivered each Ancillary Agreement to which it is a party. This Agreement constitutes, and upon execution and delivery each Ancillary Agreement to which the Purchaser is a party will constitute, the valid and binding obligation of the Purchaser, as applicable, enforceable against the Purchaser in accordance with its terms.
Section 4.3
No Conflict. Neither the execution, delivery and performance by the Purchaser of this Agreement or any Ancillary Agreement to which the Purchaser is a party, nor the consummation of the transactions contemplated hereby or thereby, will (a) conflict with or violate the Governing Documents of the Purchaser, or any resolution adopted by the board of directors or stockholders of the Purchaser, (b) result in (with or without notice or lapse of time or both) a breach or default under or create in any Person the right to terminate, cancel, accelerate or modify, or require any notice, consent or waiver under, any Contract to which the Purchaser is a party or by which the Purchaser or any of its properties or assets is otherwise bound or affected, (c) violate any Law, Judgment or Governmental Authorization applicable to the Purchaser or any of its properties or assets, or (d) require the Purchaser to obtain any Consent or Governmental Authorization or make any filing with any Governmental Authority or other Person.
Section 4.4
Legal Proceedings. There is no Proceeding pending or, to the Purchaser’s knowledge, threatened, against the Purchaser that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the transactions contemplated by this Agreement.
Section 4.5
Investment Intent. The Purchaser is acquiring the Shares for its own account and not with a view to their distribution within the meaning of Section 2(11) of the Securities Act.
Section 4.6
Brokers or Finders. Neither the Purchaser nor any Person acting on its behalf has incurred any Liability to pay any fees or commissions to any broker, finder or agent or any other similar payment in connection with any of the transactions contemplated by this Agreement.
Section 4.7
The Purchaser is not currently subject to any U.S. sanctions administered by OFAC.
Section 4.8
Purchaser has the financial wherewithal to enter into this Transaction and to fund the Transaction, as set forth herein.
Section 4.9
Purchaser shall retain any and all employees of Sellers, and should Purchaser decide to terminate any of Sellers’s employees, Purchaser shall confer with Seller Representative; provided, however, if the employment with Purchaser of any employee(s) of Seller is terminated the termination shall not negatively affect Sellers regarding the Earnout Payments and Additional Earnout Payments
Section 4.10
Purchaser shall continue the business operations of Sellers, as Sellers have previously operated its business in order not to not disrupt the business relationships of Sellers and its employees so long as it does not interfere with CTG’s businesses.
ARTICLE 5

COVENANTS

Section 5.1
Access and Investigation. Until the Closing, upon reasonable advance notice from the Purchaser and subject to any non-disclosure agreement by and between the Parties, the Company and the Seller Representative will, and will cause each Acquired Company to, allow the Purchaser and its directors, officers, employees, agents, prospective financing sources, consultants and other advisors and representatives full access during normal business hours to, and furnish them with all documents, records, work papers and information with respect to, all of the properties, assets, personnel, books, Contracts, Governmental Authorizations, reports and records relating to any Acquired Company as the Purchaser may reasonably request.
Section 5.2
Operation of the Businesses of the Acquired Companies. The Company and the Seller Representative have caused Acquired Company to conduct its business only in the ordinary course of business and use its commercially reasonable efforts to preserve and protect its business organization, employment relationships, and relationships with customers, strategic partners, suppliers, distributors, landlords and others having dealings with it.
Section 5.3
Consents and Filings. The Parties will use commercially reasonable efforts (i) to take promptly, or cause to be taken (including actions after the Closing), all actions, and to do promptly, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement and (ii) as promptly as practicable after the date of this Agreement, to obtain all Governmental Authorizations from, give all notices to, and make all filings with, all Governmental Authorities, and to obtain all other Consents from, and give all other notices to, all other Persons, that are necessary or advisable in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement.
Section 5.4
Notification. Until the Closing, the Company and the Seller Representative will give prompt notice to the Purchaser of any fact, circumstance, event or action, the existence, occurrence or taking of which would reasonably be expected to cause any representation or warranty of the Sellers in this Agreement to be untrue or inaccurate in any material respect.
Section 5.5
Confidentiality.
(a)
The parties agree to continue to abide by any and all confidentiality agreements between them (the “Confidentiality Agreements”), which will survive until the Closing, at which time the Confidentiality Agreements will terminate; provided that if this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreements will continue in full force and effect in accordance with its terms.
(b)
From and after the Closing, Seller Representative will cause each Seller will, and will cause each of its Affiliates and its and their respective directors, officers, stockholders, employees, agents, consultants and other advisors and representatives (its “Restricted Persons”) to, maintain the confidentiality of, and not use for their own benefit or the benefit of any other Person, the Confidential Information.
(c)
Except as contemplated by Section 5.6, neither the Purchaser nor any Seller will, and the Purchaser and each Seller will cause each of their respective Restricted Persons not to, disclose to any Person any information with respect to the legal, financial or other terms or conditions of this Agreement, any of the Ancillary Agreements or any of the transactions contemplated hereby or thereby. The foregoing does not restrict the right of any party to disclose such information (i) to its respective Restricted Persons to the extent reasonably required to facilitate the negotiation, execution, delivery or performance of this Agreement and the Ancillary Agreements, (ii) to any Governmental Authority or arbitrator, and (iii) as permitted in accordance with Section 5.5(d). Each party will advise its respective Restricted Persons with respect to the confidentiality obligations under this Section 5.5(c) and will be responsible for any breach or violation of such obligations by its Restricted Persons.

(d)
If a party or any of its respective Restricted Persons become legally compelled to make any disclosure that is prohibited or otherwise restricted by this Agreement, then such party will (i) promptly notify the other party in writing, (ii) consult with and assist the other party in obtaining an injunction or other appropriate remedy to prevent such disclosure, and (iii) use its commercially reasonable efforts to obtain a protective order or other reliable assurance that confidential treatment will be accorded to any information so disclosed.
(e)
To the extent that any Seller has not done so prior to the Closing, each Seller will, immediately following the Closing, surrender to the Company all data, documents, records, data bases, specifications, customer lists, financial reports and all other tangible embodiments of Confidential Information, it being expressly understood that all these writings, tangible embodiments and other things are the exclusive property of the Company.
Section 5.6
Public Announcements. For purposes of securities Law compliance, each party agrees not to issue any press release or make any other public announcement relating to this Agreement without the prior written approval of the other party, except that the Purchaser reserves the right, without the Company’s or the Seller Representative’s prior consent, to make any public disclosure it believes in good faith is required by applicable securities Laws or securities listing standards (in which case the Purchaser agrees to use reasonable efforts to advise the Company prior to making such disclosure). The Purchaser and the Seller Representative will consult with each other concerning the means by which the employees, customers, suppliers and others having dealings with the Acquired Companies will be informed of the transactions contemplated by this Agreement, and the Purchaser has the right to be present for any such communication.
Section 5.7
Further Assurances. Subject to the other express provisions of this Agreement, upon the request of any party to this Agreement, the other parties will (a) furnish to the requesting party any additional information, (b) execute and deliver, at their own expense, any other documents and (c) take any other actions as the requesting party may reasonably require to more effectively carry out the intent of this Agreement and the transactions contemplated by this Agreement.
Section 5.8
Notice of Grant of Stock Options. Subject to Closing, Purchaser will grant Seller an option to purchase shares of the Company’s Common Stock (“Stock Options Grant”) in accordance with the Purchaser's 2020 Equity Award Plan (the “Plan”) and with the following key terms:

Option holder:

Grant: 200,000 stock options to purchase shares of common stock of the Purchaser;

Recipients and number of shares;

Grant Date: On or about the closing date

Exercise Price: Fair market value as of the date of grant as determined pursuant to the 2020 Equity Award Plan;

Vesting: 100,000 options to vest three months (89 days) subsequent to grant date, with remaining 100,000 options to vest twelve (12) months after grant date.

Expiration: Ten years from date of grant.

This Stock Options Grant is subject to all of the terms and conditions as set forth in the Plan, which is attached hereto and incorporated herein in their entirety. Capitalized terms not explicitly defined herein but defined in the Plan will have the same definitions as in the Plan.

ARTICLE 6

CONDITIONS PRECEDENT TO OBLIGATION TO CLOSE

Section 6.1
Conditions to the Obligation of the Purchaser. The obligation of the Purchaser to consummate the transactions contemplated by this Agreement is subject to the satisfaction, on or before the Closing Date, of each of the following conditions:
(a)
Accuracy of Representations and Warranties. The representations and warranties of the Seller Representative in this Agreement must have been true and correct in all respects as of the date of this Agreement and must be true and correct in all material respects as of the Closing Date (with materiality being measured individually and on an aggregate basis with respect to all breaches of representations and warranties), except for the representations and warranties set forth in Section 3.2 (Authority and Enforceability), Section 3.4 (Capitalization) and Section 3.5 (Financial Statements), and Seller Representative’s representations and warranties that is qualified as to materiality or contains terms such as “Material Adverse Effect,” each of which must have been true and correct in all respects as of the date of this Agreement and must be true and correct in all respects as of the Closing Date, and except to the extent any representation or warranty of the Seller Representative speaks as of the date of this Agreement or any other specific date, in which case such representation or warranty must have been true and correct in all respects as of such date;
(b)
Performance of Covenants. All of the covenants and obligations that the Company or the Seller Representative are required to perform or comply with under this Agreement on or before the Closing Date must have been duly performed and complied with in all material respects (with materiality being measured individually and on an aggregate basis with respect to all breaches of covenants and obligations);
(c)
Consents. Each of the Governmental Authorizations and Consents listed in Section 6.1(c) of the Seller Disclosure Schedule must have been obtained and must be in full force and effect;
(d)
Intentionally Deleted.
(e)
Termination of Agreements. The following Contracts must have been terminated: (i) Shareholder’s agreements, any stock purchase agreements under which any obligations or potential liability still exist, etc.; (ii) agreements containing non-compete and other restrictive covenants; and (iii) any Tax sharing, indemnity or allocation agreement between any Acquired Company and any other Person;
(f)
Payoff and Release Letters. Section 6.1(f) of the Seller Disclosure Schedule lists any and all Acquired Company payoff and release letter(s) in form and substance satisfactory to the Purchaser, providing for the repayment in full of any outstanding Indebtedness and the corresponding release of any Encumbrance that such Person may have with respect to any Acquired Company or any of its assets;
(g)
No Action. There must not be in effect any Law or Judgment, and there must not have been commenced or threatened any Proceeding, that would prohibit or make illegal the consummation of any of the transactions contemplated by this Agreement;
(h)
No Material Adverse Effect. Since the date of this Agreement, there must not have been any Material Adverse Effect; and
(i)
Transaction Documents. The Seller Representative must have delivered or caused to be delivered each document that Section 2.5(a) requires them to deliver.
Section 6.2
Conditions to the Obligation of the Seller Representative. The obligation of the Seller Representative to consummate the transactions contemplated by this Agreement is subject to the satisfaction, on or before the Closing Date, of each of the following conditions:

(a)
Accuracy of Representations and Warranties. The representations and warranties of the Purchaser in this Agreement must have been true and correct in all respects as of the date of this Agreement and must be true and correct in all material respects as of the Closing Date (with materiality being measured individually and on an aggregate basis with respect to all breaches of representations and warranties), except for the Purchaser’s representations and warranties that are qualified as to materiality, each of which must have been true and correct in all respects as of the date of this Agreement and must be true and correct in all respects as of the Closing Date, and except to the extent any representation or warranty of the Purchaser speaks as of the date of this Agreement or any other specific date, in which case such representation or warranty must have been true and correct in all respects as of such date;
(b)
Performance of Covenants. All of the covenants and obligations that the Purchaser is required to perform or comply with under this Agreement on or before the Closing Date must have been duly performed and complied with in all material respects (with materiality being measured individually and on an aggregate basis with respect to all breaches of covenants and obligations);
(c)
Consents. Each of the Governmental Authorizations and Consents listed in Section 6.2(c) of the Purchaser Disclosure Schedule must have been obtained and must be in full force and effect;
(d)
No Action. There must not be in effect any Law or Judgment that would prohibit or make illegal the consummation of any of the transactions contemplated by this Agreement; and
(e)
Transaction Documents. The Purchaser must have delivered or caused to be delivered to the Seller Representative each document that Section 2.5(b) requires it to deliver.
ARTICLE 7

TERMINATION
Section 7.1
Termination Events. This Agreement may, by written notice given before or at the Closing, be terminated:
(a)
by mutual consent of the Purchaser and the Seller Representative;
(b)
by the Purchaser (so long as the Purchaser is not then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement) if there has been a breach of any of the Seller Representative’ or the Company’s representations, warranties, covenants or agreements contained in this Agreement, which would result in the failure of a condition set forth in Section 6.1(a) or Section 6.1(b), and which breach has not been cured or cannot be cured within thirty (30) days after the notice of the breach from the Purchaser to Seller Representative;
(c)
by the Seller Representative (so long as neither the Company nor any of the Seller Representative is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement) if there has been a breach of any of the Purchaser’s representations, warranties, covenants or agreements contained in this Agreement, which would result in the failure of a condition set forth in Section 6.2(a) or Section 6.2(b), and which breach has not been cured or cannot be cured within thirty (30) days after the notice of breach from the Seller Representative to Purchaser;
(d)
by the Purchaser if there has been a Material Adverse Effect, unless cured by Seller within forty-five (45) days after the notice of the breach from the Purchaser to Seller Representative; or
(e)
by either the Purchaser or the Seller Representative if any Governmental Authority has issued a non-appealable final Judgment or taken any other non-appealable final action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement.
Section 7.2
Effect of Termination. Each party’s rights of termination under Section 7.1 are in addition to any other rights it may have under this Agreement or otherwise, and the exercise of such rights of termination is not an election of remedies. If this Agreement is terminated pursuant to Section 7.1, this Agreement and all rights and obligations of the parties under this Agreement automatically end without Liability against any party or its Affiliates, except that (a) Sections 3.24 (Brokers or Finders), 5.5 (Confidentiality), 5.6 (Public Announcement), Article 10 (General Provisions) (except for Section 10.10 (Specific Performance)) and this Section 7.2 will remain in full force and survive any termination of this Agreement and (b) if this Agreement is terminated by a party because of the breach of this Agreement by another party or because one or more of the conditions to the terminating party’s obligations under this Agreement is not satisfied as a result of the other party’s failure to comply with its obligations under this Agreement, the terminating party’s right to pursue all legal remedies will survive such termination unimpaired.
ARTICLE 8

CERTAIN TAX MATTERS
Section 8.1
Tax Returns.
(a)
Unless the Purchaser elects to file the Tax Returns with the respect to the Acquired Companies for taxable periods ending on or before the Closing Date, the Company will prepare and file (or cause to be prepared and filed) on a timely basis all such Tax Returns that are not filed by the Closing Date. Such Tax Returns will be prepared in a manner consistent with and utilizing the accounting methods utilized in the preparation of the prior Tax Returns of the Acquired Companies. The Company (i) will submit all such Tax Returns to the Purchaser for its review at least thirty (30) days prior to filing and consider in good faith any comments provided by the Purchaser, (ii) will not file such Tax Returns without the Purchaser’s prior consent, which consent will not be unreasonably withheld or delayed and (iii) will, promptly after filing, forward to the Purchaser an accurate and complete copy of such filed Tax Returns and proof of payment of the subject Taxes.
(b)
The Purchaser will prepare and file (or cause to be prepared and filed) all Tax Returns with respect to the Acquired Companies for all taxable periods ending after the Closing Date (as well as any Tax Returns for taxable periods ending on or before the Closing Date that it elects to file).
Section 8.2
Payment of Taxes.
(a)
To the extent that Taxes of the Acquired Companies for all taxable periods and portions of periods through the Closing Date (including all such Taxes payable with respect to Tax Returns filed under this Article 8 and any Taxes assessed after the Closing with respect to taxable periods or portions of periods through the Closing Date) are accrued or expressly reserved for as current Liabilities in line items on the Closing Balance Sheet and taken into account in determining the Final Closing Net Working Capital (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income), the Purchaser will pay or cause to be paid such Taxes. To the extent such Taxes for all taxable periods and portions of periods through the Closing Date are not so reflected as current Liabilities on the Closing Balance Sheet, the Seller Representative will cause the Sellers to pay all such Taxes. Taxes that are payable with respect to a taxable period that begins before the Closing Date and ends after the Closing Date will be allocated to the portion of the period that ends on the Closing Date in accordance with Section 8.3.

(b)
In the case of Tax Returns filed by the Purchaser under this Article 8 and as to which the Purchaser expects payment from the Seller Representative, the Purchaser may elect to deliver the pertinent Tax Return to the Seller Representative and inform the Seller Representative of any amounts due from the Seller Representative at least ten (10) days prior to the due date of the pertinent Tax Return and the Seller Representative will pay such amounts to the Purchaser in immediately available funds at least two (2) Business Days prior to the due date of the Tax Return. In the case of any Tax Returns filed by the Seller Representative, the Seller Representative will pay the amount of Taxes due with respect to such Tax Returns (with the Purchaser being required to supply any amounts payable by the Purchaser by the due date of the subject Tax Return).
Section 8.3
Tax Apportionment. In the case of Taxes that are payable with respect to a taxable period that begins before the Closing Date and ends after the Closing Date, the portion of any such Tax that is allocable to the portion of the period ending on the Closing Date will be:
(a)
in the case of Taxes that are either (i) based upon or related to income or receipts or (ii) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible) (other than any transaction Taxes contemplated by Section 8.5), deemed equal to the amount which would be payable if the taxable period ended as of the close of business on the Closing Date; and
(b)
in the case of Taxes imposed on a periodic basis with respect to the assets of the Acquired Companies, or otherwise measured by the level of any item, deemed to be the amount of such Taxes for the entire period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period), multiplied by a fraction the numerator of which is the number of calendar days in the period ending on the Closing Date and the denominator of which is the number of calendar days in the entire period.
Section 8.4
Tax Elections. The Seller Representative will not, and will not cause or permit any Acquired Company to, without the prior written consent of the Purchaser (which consent will not be unreasonably withheld or delayed), make or revoke, or cause or permit to be made or revoked, any Tax election pertaining to any Acquired Company or the ownership of any capital stock of any Acquired Company.
Section 8.5
Transactional Taxes. Notwithstanding any other provision of this Agreement, all transfer, documentary, recording, notarial, sales, use, registration, stamp and other similar Taxes or fees imposed by any taxing authority in connection with the transactions contemplated by this Agreement will be borne by Purchaser. The Parties will file all necessary Tax Returns and other documentation with respect to all such Taxes and, if required by applicable Law
Section 8.6
Net Operating Losses. Seller agrees that there may be certain tax benefits attributable to pre-existing net operating losses (“NOLs”) of the Company that may be utilizable by the Purchaser post-Closing. In the event Purchaser is able to utilize these pre-existing NOLs, then Purchaser agrees it shall remit to Sellers an amount equal to the cash tax savings of such benefits, if and when they are realized by the Purchaser, up to an amount equal to and not to exceed nine-hundred and sixty hundred thousand ($960,000.00) U.S. Dollars (“Initial Cap”). Such payments from Purchaser to Seller shall be made to Seller’s designated representative within six (6) months of filing Purchaser’s federal income tax returns. Within ninety (90) days after the Closing Date, Purchaser agrees to review a summary of the pre-existing NOLs of the Company (“Summary”) prepared by the Seller and reviewed and agreed to by Purchaser’s and Seller’s tax advisors (“Revised Cap”), and adjust the Cap to the Revised Cap set forth in the Summary.

ARTICLE 9

INDEMNIFICATION
Section 9.1
Indemnification by the Seller Representative. Subject to the limitations expressly set forth in Section 9.6, the Seller Representative will indemnify and hold harmless the Purchaser and its Affiliates (including, following the Closing, the Acquired Companies) and their respective directors, officers, equity owners, employees, agents, consultants and other advisors and representatives (collectively, the “Purchaser Indemnified Parties”) from and against, and will pay and reimburse them for, any and all Losses incurred or suffered by the Purchaser Indemnified Parties directly or indirectly arising out of, relating to or resulting from any of the following:
(a)
any inaccuracy in or breach of any representation or warranty of any Seller contained in this Agreement, any Ancillary Agreement or in any certificate or instrument delivered by or on behalf of any Seller pursuant to this Agreement or any Ancillary Agreement;
(b)
any nonperformance or other breach of any covenant or agreement of any Seller or the Company contained in this Agreement, any Ancillary Agreement or in any certificate or instrument delivered by or on behalf of any Seller pursuant to this Agreement or any Ancillary Agreement;
(c)
Purchaser shall be indemnified from and against any and all liability for Taxes of (or payable by) any Seller, the Company or any of the Subsidiaries attributable to any taxable period (or portion thereof) ending on or before the Closing Date, except to the extent of the amount of Taxes is taken into account in the calculation of Final Closing Net Working Capital, as finally determined; and
(d)
except to the extent accrued or expressly reserved for as current Liabilities in line items on the Closing Balance Sheet and taken into account in determining the Final Closing Net Working Capital (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) (i) any Taxes of any Acquired Company with respect to taxable periods ending on or before the Closing Date, (ii) with respect to taxable periods beginning before the Closing Date and ending after the Closing Date, any Taxes of any Acquired Company which are allocable, pursuant to Section 8.3, to the portion of such period ending on the Closing Date, and (iii) any Taxes relating to any member of an affiliated group with which any Acquired Company has filed a Tax Return on a consolidated, combined or unitary basis.

For purposes of this Section 9.1, any inaccuracy in, or breach of any representation or warranty, or nonperformance or other breach of any covenant or agreement by any Seller or the Company, and the amount of any Losses associated therewith, will be determined without regard for any materiality, “Material Adverse Effect” or similar qualification.

Section 9.2
Indemnification by the Purchaser. Subject to the limitations expressly set forth in Section 9.6, the Purchaser will indemnify and hold harmless the Seller Representative from and against, and will pay and reimburse them for, any and all Losses incurred or suffered by the Seller Representative directly or indirectly arising out of, relating to or resulting from any of the following:
(a)
any inaccuracy in or breach of any representation or warranty or other statement of the Purchaser contained in this Agreement, any Ancillary Agreement or in any certificate or instrument delivered by the Purchaser pursuant to this Agreement or any Ancillary Agreement; and
(b)
any nonperformance or other breach of any covenant or agreement of the Purchaser contained in this Agreement, any Ancillary Agreement or in any certificate or instrument delivered by the Purchaser pursuant to this Agreement or any Ancillary Agreement; and

For purposes of this Section 9.2, any inaccuracy in, or breach of any representation or warranty, or nonperformance or other breach of any covenant or agreement by the Purchaser, and the amount of any Losses associated therewith, will be determined without regard for any materiality, material adverse effect or similar qualification.

Section 9.3
Claim Procedure.
(a)
A party that seeks indemnity under this Article 9 (an “Indemnified Party”) will give written notice (a “Claim Notice”) to the party from whom indemnification is sought (an “Indemnifying Party”) containing (i) a description and, if known, the estimated amount of any Losses incurred or reasonably expected to be incurred by the Indemnified Party, and (ii) a reasonable explanation of the basis for the Claim Notice to the extent of the facts then known by the Indemnified Party.
(b)
Within thirty (30) days after delivery of a Claim Notice, the Indemnifying Party will deliver to the Indemnified Party a written response to such Claim Notice. If the Indemnifying Party fails to so respond within thirty (30) days after delivery of the Claim Notice, then the Indemnifying Party will be deemed to have irrevocably accepted the Claim Notice and agreed to pay the Losses at issue in the Claim Notice.
(c)
If, within thirty (30) days after delivery of the Claim Notice, the Indemnifying Party delivers a written notice disputing the Indemnified Party’s entitlement to indemnification for the Losses described in the Claim Notice, then the dispute may be resolved by any legally available means consistent with the provisions of Section 10.11.
(d)
Any indemnification of the Purchaser Indemnified Parties pursuant to this Article 9 will be satisfied by payment from the Earnout Payments and Additional Earnout Payments, if any, as defined in the Earnout Agreement, until the funds contained in the Earnout Payments and Additional Earnout Payments, if any, are exhausted or released.
(e)
Any indemnification payment pursuant to this Article 9 will be effected by wire transfer of immediately available funds from the Indemnifying Party to an account designated by the Indemnified Party, and will be made within five (5) Business Days after the date on which (i) the amount of such payments are determined by mutual agreement of the parties, (ii) the amount of such payments are determined pursuant to Section 9.3 if a written response has not been timely delivered in accordance with Section 9.3(b) or (iii) both such amount and the Indemnifying Party’s obligation to pay such amount have been finally determined by a final Judgment of a court having jurisdiction over such proceeding as permitted by Section 10.11 if a written response has been timely delivered in accordance with Section 9.3(b).
Section 9.4
Third Party Claims.
(a)
If any Indemnified Party receives notice of a claim or demand, whether or not involving a Proceeding, by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party will give the Indemnifying Party a Claim Notice within thirty (30) days following receipt of such notice of such Third Party Claim. Such Claim Notice will describe the facts constituting the basis for such Third Party Claim and the amount of the damages claimed by the other Person, in each case to the extent known to the Indemnified Party. Notwithstanding the foregoing, no delay or deficiency on the part of the Indemnified Party in so notifying the Indemnifying Party will relieve the Indemnifying Party of any Liability or obligation under this Agreement except to the extent the Indemnifying Party has suffered actual Losses directly caused by the delay or other deficiency.

(b)
Within thirty (30) days after the Indemnified Party’s delivery of a Claim Notice under this Section 9.4, the Indemnifying Party may assume control of the defense of such Third Party Claim by giving to the Indemnified Party written notice of the intention to assume such defense, but if and only if the Indemnifying Party further:
(i)
acknowledges in writing to the Indemnified Party that any Losses that may be assessed in connection with the Third Party Claim constitute Losses for which the Indemnified Party will be indemnified pursuant to this Article 9 without contest or objection and that the Indemnifying Party will advance all expenses and costs of defense; and
(ii)
retains counsel for the defense of the Third Party Claim reasonably satisfactory to the Indemnified Party and furnishes to the Indemnified Party evidence satisfactory to the Indemnified Party that the Indemnifying Party has and will have sufficient financial resources to fund on a current basis the cost of such defense and pay all Losses that may arise under the Third Party Claim.

However, if the Seller Representative are the Indemnifying Party, in no event may the Indemnifying Party assume, maintain control of, or participate in, the defense of any Third Party Claim (A) involving criminal liability, (B) in which any relief other than monetary damages is sought against the Indemnified Party or (C) in which the outcome of any Judgment or settlement in the matter could reasonably be expected to materially adversely affect the Indemnified Party’s Tax Liability or the ability of the Indemnified Party to conduct its business (collectively, clauses (A) – (C), the “Special Claims”). An Indemnifying Party will lose any previously acquired right to control the defense of any Third Party Claim if for any reason the Indemnifying Party ceases to actively, competently and diligently conduct the defense.

(c)
If the Indemnifying Party does not, or is not able to, assume or maintain control of the defense of a Third Party Claim in compliance with Section 9.4(b), the Indemnified Party will have the right to control the defense of the Third Party Claim. If the Indemnified Party controls the defense of the Third Party Claim, the Indemnifying Party agrees to pay to the Indemnified Party promptly upon demand from time to time all reasonable attorneys’ fees and other costs and expenses of defending the Third Party Claim. To the extent that the Third Party Claim does not constitute a Special Claim, the party not controlling the defense (the “Noncontrolling Party”) may participate therein at its own expense. However, if the Indemnifying Party assumes control of such defense as permitted above and the Indemnified Party reasonably concludes that the Indemnifying Party and the Indemnified Party have conflicting interests or different defenses available with respect to the Third Party Claim, then the reasonable fees and expenses of counsel to the Indemnified Party will be considered and included as “Losses” for purposes of this Agreement. The party controlling the defense (the “Controlling Party”) will reasonably advise the Noncontrolling Party of the status of the Third Party Claim and the defense thereof and, with respect to any Third Party Claim that does not relate to a Special Claim, the Controlling Party will consider in good faith recommendations made by the Noncontrolling Party. The Noncontrolling Party will furnish the Controlling Party with such information as it may have with respect to such Third Party Claim and related Proceedings (including copies of any summons, complaint or other pleading which may have been served on such party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) and will otherwise cooperate with and assist in the defense of the Third Party Claim.
(d)
If the Indemnified Party is controlling the defense of a Third Party Claim, the Indemnified Party has the right to agree in good faith to any compromise or settlement of, or the entry of any Judgment arising from, the Third Party Claim without prior notice to or consent of the Indemnifying Party. All amounts paid or payable under such settlement or Judgment are Losses that the Indemnifying Party owes to the Indemnified Party under this Article 9. The Indemnifying Party will not agree to any compromise or settlement of, or the entry of any Judgment arising from, the Third Party Claim without the prior written consent of the Indemnified Party, which consent the Indemnified Party will not unreasonably withhold or delay. The Indemnified Party will have no Liability with respect to any compromise or settlement of, or the entry of any Judgment arising from, any Third Party Claim effected without its consent.
(e)
Notwithstanding the provisions of Section 10.11, the Seller Representative consent to the non-exclusive jurisdiction of any court in which a Proceeding is brought by another Person against any Purchaser Indemnified Party for purposes of any claim that a Purchaser Indemnified Party may have under this Agreement with respect to the Proceeding or the matters alleged therein. The Seller Representative agree that process may be served on them with respect to such a claim anywhere in the world.
Section 9.5
Survival. All representations and warranties contained in this Agreement, any Ancillary Agreement or in any certificate or instrument delivered pursuant to this Agreement will survive the Closing, for a period of twelve (12) months from the Closing Date; provided, however, that (i) the representations and warranties set forth in Sections 3.15 (Tax Matters), and 3.16 (Employee Benefit Matters) will survive until 180 days following the expiration of the statute of limitations applicable to the underlying matters covered by such provisions, and (ii) the representations and warranties set forth in Sections 3.2 (Authority and Enforceability), 3.3 (No Conflict), and 3.4 (Capitalization and Ownership) will survive through the statute of limitations, respectively, after the Closing Date. Notwithstanding the foregoing, any claims for indemnification asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from before the expiration of the applicable survival period will not thereafter be barred by the expiration of the relevant representation or warranty and such claims will survive until finally resolved.
Section 9.6
Limitations on Liability.
(a)
Neither the Seller Representative nor the Purchaser is liable under this Article 9 unless and until the aggregate Losses for which they or it, respectively, would otherwise be liable under this Agreement exceed $100,000.00 (at which point the Seller Representative or the Purchaser, as applicable, are liable for the aggregate Losses and not just amounts in excess of that sum) with a maximum amount of Losses due from Sellers’ to Purchaser totaling $900,000.00. Any and all Claims shall be deducted out of the Total Earnout Payment plus Additional Earnout Payment, if any, as defined in the Earnout Agreement.
(b)
Nothing in this Agreement will limit the Liability of a party to another party for fraud or willful misconduct.
Section 9.7
No Right of Indemnification or Contribution. No Seller has any right of indemnification or contribution against any Acquired Company with respect to any breach by the Seller Representative or the Company of any of their representations, warranties, statements, covenants or agreements contained in this Agreement, any Ancillary Agreement or in any certificate, instrument or other document delivered by or on behalf of any Seller or the Company pursuant to this Agreement or any Ancillary Agreement, whether by virtue of any contractual or statutory right of indemnity or otherwise, and all claims to the contrary are hereby waived and released.
ARTICLE 10

GENERAL PROVISIONS
Section 10.1
Notices. All notices and other communications under this Agreement must be in writing and are deemed duly delivered when (a) delivered if delivered personally or by nationally recognized overnight courier service (costs prepaid), (b) sent by or electronic mail with confirmation of transmission by the transmitting equipment (or, the first Business Day following such transmission if the date of transmission is not a Business Day), or (c) received or rejected by the addressee, if sent by United States of America certified or registered mail, return receipt requested; in each case to the following addresses or facsimile numbers and marked to the attention of the individual (by name or title) designated below (or to such other address, email address or individual as a party may designate by notice to the other parties):

If to the Seller Representative:

Jude Ramayya

with a copy (which will not constitute notice) to:

If to the Company:

Eleviant Technologies, Inc.

2425 N Central Expressway

Suite 400

Richardson, TX 75080

Email: jude.ramayya@eleviant.com

with a copy (which will not constitute notice) to:

If to the Purchaser:

Computer Task Group, Incorporated

300 Corporate Parkway

Suite 214N

Amherst, NY 14226

Attn: Peter Radetich, SVP & General Counsel

Email: peter.radetich@ctg.com

with a copy (which will not constitute notice) to:

Section 10.2
Amendment. This Agreement may not be amended, supplemented or otherwise modified except in a written document signed by each party to be bound by the amendment and that identifies itself as an amendment to this Agreement.
Section 10.3
Waiver and Remedies. The parties may (a) extend the time for performance of any of the obligations or other acts of any other party to this Agreement, (b) waive any inaccuracies in the representations and warranties of any other party to this Agreement contained in this Agreement or in any certificate, instrument or document delivered pursuant to this Agreement, or (c) waive compliance with any of the covenants, agreements or conditions for the benefit of such party contained in this Agreement. Any such extension or waiver by any party to this Agreement will be valid only if set forth in a written document signed on behalf of the party or parties against whom the waiver or extension is to be effective. No extension or waiver will apply to any time for performance, inaccuracy in any representation or warranty, or noncompliance with any covenant, agreement or condition, as the case may be, other than that which is specified in the written extension or waiver. No failure or delay by any party in exercising any right or remedy under this Agreement or any of the documents delivered pursuant to this Agreement, and no course of dealing between the parties, operates as a waiver of such right or remedy, and no single or partial exercise of any such right or remedy precludes any other or further exercise of such right or remedy or the exercise of any other right or remedy. Any enumeration of a party’s rights and remedies in this Agreement is not intended to be exclusive, and a party’s rights and remedies are intended to be cumulative to the extent permitted by law and include any rights and remedies authorized in law or in equity.

Section 10.4
Entire Agreement. This Agreement (including the Schedules and Exhibits hereto and the documents and instruments referred to in this Agreement that are to be delivered at the Closing) constitutes the entire agreement among the parties and supersedes any prior understandings, agreements or representations by or among the parties, or any of them, written or oral, with respect to the subject matter of this Agreement. Notwithstanding the foregoing, the Confidentiality Agreement will remain in effect in accordance with its terms.
Section 10.5
Assignment and Successors and No Third Party Rights. No party may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other parties to this Agreement, except that the Purchaser may, without the consent of the Company or the Seller Representative, (a) assign any of its rights and delegate any of its obligations under this Agreement to any entity that is an Affiliate of the Purchaser or to any subsequent acquirer of the Shares, the Purchaser or of all or substantially all of the business or assets of the Acquired Companies or the Purchaser and (b) assign any of its rights under this Agreement as collateral security for any lender providing financing to the Purchaser. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of each Seller’s heirs, executors, administrators and permitted assigns and the Purchaser’s successors and permitted assigns. Nothing expressed or referred to in this Agreement will be construed to give any Person, other than the parties to this Agreement, any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement except such rights as may inure to a successor or permitted assignee under this Section.
Section 10.6
Severability. If any provision of this Agreement is held invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions of this Agreement are not affected or impaired in any way and the parties agree to negotiate in good faith to replace such invalid, illegal and unenforceable provision with a valid, legal and enforceable provision that achieves, to the greatest lawful extent under this Agreement, the economic, business and other purposes of such invalid, illegal or unenforceable provision.
Section 10.7
Exhibits and Schedules. The Exhibits and Schedules to this Agreement (including the Seller Disclosure Schedule and the Purchaser Disclosure Schedule) are incorporated herein by reference and made a part of this Agreement. The Seller Disclosure Schedule and the Purchaser Disclosure Schedule are arranged in sections and paragraphs corresponding to the numbered and lettered sections and paragraphs of Article 3, Article 4 and Article 6, as applicable. The disclosure in any section or paragraph of the Seller Disclosure Schedule or the Purchaser Disclosure Schedule qualifies other sections and paragraphs in this Agreement only to the extent it is clear by appropriate cross-references that a given disclosure is applicable to such other sections and paragraphs. The listing or inclusion of a copy of a document or other item is not adequate to disclose an exception to any representation or warranty in this Agreement unless the representation or warranty relates to the existence of the document or item itself.
Section 10.8
Interpretation. In the negotiation of this Agreement, each party has received advice from its own attorney. The language used in this Agreement is the language chosen by the parties to express their mutual intent, and no provision of this Agreement will be interpreted for or against any party because that party or its attorney drafted the provision.
Section 10.9
Governing Law. The internal laws of the State of Delaware (without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any other jurisdiction) govern all matters arising out of or relating to this Agreement and its Exhibits and Schedules and all of the transactions it contemplates, including its validity, interpretation, construction, performance and enforcement and any disputes or controversies arising therefrom or related thereto.

Section 10.10
Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. The parties accordingly agree that, in addition to any other remedy to which they are entitled at law or in equity, the parties are entitled to injunctive relief to prevent breaches of this Agreement and otherwise to enforce specifically the provisions of this Agreement. Each party expressly waives any requirement that any other party obtain any bond or provide any indemnity in connection with any action seeking injunctive relief or specific enforcement of the provisions of this Agreement.
Section 10.11
Jurisdiction and Service of Process. Any action or proceeding arising out of or relating to this Agreement or the transactions contemplated by this Agreement must be brought in the courts of the State of Delaware, County of Dover, or, if it has or can acquire jurisdiction, in the United States District Court for Delaware. Each of the parties knowingly, voluntarily and irrevocably submits to the exclusive jurisdiction of each such court in any such action or proceeding and waives any objection it may now or hereafter have to venue or to convenience of forum. Any party to this Agreement may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 10.1. Nothing in this Section 10.11, however, affects the right of any party to serve legal process in any other manner permitted by law.
Section 10.12
Waiver of Jury Trial. each of the parties knowingly, voluntarily and irrevocably waives, to the fullest extent permitted by law, all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the transactions contemplated by this Agreement or the actions of any party to this Agreement in negotiation, administration, performance or enforcement of this Agreement.
Section 10.13
Expenses. Except as otherwise provided in this Agreement, each of Purchaser and each of the Seller Representative will pay its respective direct and indirect expenses incurred by it in connection with the preparation and negotiation of this Agreement and the consummation of the transactions contemplated by this Agreement, including all fees and expenses of its advisors and representatives, and none of such expenses shall be borne by or paid by the Company. All amounts relating to any financial, legal, accounting or other advisor, and all other transaction fees and expenses incurred by the Acquired Companies in connection with this Agreement and the transactions contemplated by this Agreement, will be paid by the Seller Representative (and not the Company) in full on or prior to the Closing Date or will be fully accrued as current Liabilities on the accounting records of the Acquired Companies as of the Closing Date. If this Agreement is terminated, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from any breach of this Agreement by another party.
Section 10.14
Counterparts. The parties may execute this Agreement in multiple counterparts, each of which constitutes an original as against the party that signed it, and all of which together constitute one agreement. This Agreement is effective upon delivery of one executed counterpart from each party to the other parties. The signatures of all parties need not appear on the same counterpart. The delivery of signed counterparts by facsimile or email transmission that includes a copy of the sending party’s signature(s) is as effective as signing and delivering the counterpart in person.

[Signature page follows]

The parties have executed and delivered this Agreement as of the date indicated in the first sentence of this Agreement.

COMPUTER TASK GROUP, INCORPORATED By: /s/ Filip Gydé Name: Filip Gydé Title: Chief Executive Officer
ELEVIANT TECHNOLOGIES, INC. By: /s/ Jude Ramayya Name: Jude Ramayya Title: Chief Executive Officer
/s/ Jude Ramayaa Jude Ramayya, Seller Representative